Exhibit 99.1

Abitibi-Consolidated Inc.

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

Abitibi-Consolidated Inc.

Consolidated Statements of Earnings (Loss)

Years ended December 31 In millions of Canadian dollars	2007 $	2006 $	2005 $
Sales	4,113	4,851	5,342

Cost of sales, excluding amortization	3,491	3,616	3,910
Amortization of property, plant and equipment	411	424	492
Amortization of intangible assets	17	16	16
Distribution costs	461	509	581
Countervailing, anti-dumping and other duties	11	28	67
Lumber duties refund	—	(197)	—
Selling, general and administrative expenses	224	143	179
Loss on assets held for sale (note 12)	58	—	—
Closure costs, impairment and other related charges (note 5)	445	5	431
Net gain on disposition of assets (note 6)	(98)	(20)	(58)

Operating income (loss) from continuing operations	(907)	327	(276)
Interest expense	333	330	374
Gain on translation of foreign currencies	(446)	(10)	(101)
Other (income) expenses, net (note 7)	(19)	5	48

Earnings (loss) from continuing operations before the following items	(775)	2	(597)
Income tax recovery (note 8)	(81)	(85)	(271)
Share of earnings (losses) from investments subject to significant influence	1	4	2
Non-controlling interests	(21)	(37)	(29)

Earnings (loss) from continuing operations	(714)	54	(353)
Earnings from discontinued operations (note 9)	—	—	3

Net earnings (loss)	(714)	54	(350)

Going concern (note 1)

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31 In millions of Canadian dollars	2007 $	2006 $	2005 $
Net earnings (loss)	(714)	54	(350)
Other comprehensive income (loss), net of income taxes
Foreign currency translation adjustment	(180)	12	(60)
Reclassification to earnings of gains on derivatives designated as cash flow hedges, net of income taxes of $11 in 2007 (nil for 2006 and 2005)	(25)	—	—
Change in unrealized gains on derivatives designated as cash flow hedges, net of income taxes of $23 in 2007 (nil for 2006 and 2005)	52	—	—

Total other comprehensive income (loss), net of income taxes	(153)	12	(60)

Comprehensive income (loss)	(867)	66	(410)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 In millions of Canadian dollars	2007 $	2006 $	2005 $
Operating activities
Earnings (loss) from continuing operations	(714)	54	(353)
Amortization	428	440	508
Future income taxes (note 8)	(96)	(68)	(194)
Loss (gain) on translation of foreign currency long-term debt	(529)	6	(154)
Employee future benefits, excess of funding over expense	(43)	(73)	(65)
Net gain on dilution resulting from units issued by a subsidiary (note 7)	(33)	—	—
Loss on assets held for sale (note 12)	58	—	—
Non-cash closure costs, impairment and other related charges (note 5)	345	—	390
Net gain on disposition of assets (note 6)	(98)	(20)	(58)
Non-controlling interests	21	37	29
Other non-cash items	(8)	23	28
Cash received in monetization of financial instruments (note 19)	24	—	—
Changes in non-cash operating working capital components:
Accounts receivable	65	12	(51)
Inventories	117	(29)	7
Prepaid expenses	8	(1)	4
Accounts payable and accrued liabilities	(13)	(149)	73

Cash flows from (used in) continuing operating activities	(468)	232	164

Financing activities
Increase in short-term debt	25	5	8
Increase in long-term debt	683	558	1,172
Repayment of long-term debt	(335)	(470)	(1,881)
Financing fees	—	—	(14)
Dividends paid to shareholders	—	(22)	(44)
Dividends and cash distributions paid to non-controlling interests	(20)	(44)	(31)
Net proceeds on issuance of units by a subsidiary (note 7)	37	—	—
Other	—	—	1

Cash flows from (used in) financing activities of continuing operations	390	27	(789)

Investing activities
Additions to property, plant and equipment	(107)	(165)	(177)
Additions to intangible assets	—	(3)	—
Net proceeds on disposal of property, plant and equipment and other assets	135	32	64
Business acquisitions, net of cash and cash equivalents (note 4)	—	—	(13)
Net proceeds on disposal of discontinued operations (note 4)	—	—	693
Receipt on note receivable	—	10	—
Cash subject to restriction (note 16)	(24)	—	—
Other	3	3	(1)

Cash flows from (used in) investing activities of continuing operations	7	(123)	566

Cash generated by (used in) continuing operations	(71)	136	(59)
Cash generated by discontinued operations (note 9)	—	—	3

Increase (decrease) in cash and cash equivalents	(71)	136	(56)
Foreign currency translation adjustment on cash and cash equivalents	(13)	5	(4)
Cash and cash equivalents, beginning of year	216	75	135

Cash and cash equivalents, end of year	132	216	75

Cash and cash equivalents, end of year, related to:
Cash of continuing operations	83	68	51
Cash equivalents of continuing operations	49	148	16

Cash and cash equivalents, end of year	132	216	67

Cash flows related to:
Interest paid	324	321	376
Income taxes paid (received)	12	(4)	(40)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

As at December 31 In millions of Canadian dollars	2007 $	2006 $
ASSETS
Cash and cash equivalents	132	216
Accounts receivable, net	303	362
Inventories, net (note 11)	530	683
Prepaid expenses	44	53
Future income taxes (note 8)	—	70

Total current assets	1,009	1,384

Assets held for sale (note 12)	174	—
Property, plant and equipment, net (note 13)	3,015	3,984
Intangible assets, net (note 14)	443	460
Employee future benefits (note 20)	500	452
Future income taxes (note 8)	8	322
Other assets (note 16)	183	200
Goodwill (note 15)	1,240	1,297

Total assets	6,572	8,099

LIABILITIES AND SHAREHOLDERS EQUITY
Accounts payable and accrued liabilities (note 17)	691	779
Short-term debt (note 18)	383	—
Long-term debt due within one year (note 18)	342	72

Total current liabilities	1,416	851

Liabilities associated with assets held for sale (note 12)	19	—
Long-term debt (note 18)	3,001	3,805
Employee future benefits (note 20)	261	262
Future income taxes (note 8)	205	629
Other long-term liabilities (note 21)	55	30
Non-controlling interests	69	71
Commitments and contingencies (note 21)

SHAREHOLDERS’ EQUITY
Capital stock	3,518	3,518
Contributed surplus	43	40
Deficit	(1,591)	(843)
Accumulated other comprehensive loss (note 10)	(424)	(264)

Total shareholders’ equity	1,546	2,451

Total liabilities and shareholders’ equity	6,572	8,099

Going concern (note 1)

See accompanying notes to consolidated financial statements.

Abitibi-Consolidated Inc.

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31 In millions of Canadian dollars	2007 $	2006 $	2005 $
Capital Stock
Common shares, beginning of year	3,518	3,518	3,517
Share purchase financing arrangements	—	—	1

Common shares, end of year (1)	3,518	3,518	3,518

Contributed Surplus
Contributed surplus, beginning of year	40	34	26
Stock option compensation expense	3	6	8

Contributed surplus, end of year	43	40	34

Deficit
Deficit, beginning of year	(843)	(875)	(481)
Transition adjustment on adoption of Financial Instruments standards, net of taxes (note 3)	(34)	—	—
Net earnings (loss)	(714)	54	(350)
Dividends declared(2)	—	(22)	(44)

Deficit, end of year(3)	(1,591)	(843)	(875)

Accumulated other comprehensive loss
Accumulated other comprehensive loss, beginning of year	(264)	(276)	(336)
Business divestiture (note 4)	—	—	120
Transition adjustment on adoption of Financial Instruments standards, net of taxes (note 3)	(7)	—	—
Other comprehensive income (loss)	(153)	12	(60)

Accumulated other comprehensive loss, end of year(3)	(424)	(264)	(276)

Total shareholders’ equity, end of year	1,546	2,451	2,401

(1)	Abitibi-Consolidated Inc. is authorized to issue an unlimited number of common shares and preferred shares. There were 440 million common shares outstanding at December 31, 2007, 2006 and 2005.
(2)	On July 25, 2006, the board of directors suspended dividend payments. Dividends declared amounted to $0.05 per common share in 2006 and $0.10 per common share in 2005.
(3)	Total of deficit and accumulated other comprehensive loss amounted to $2,015 million at December 31, 2007 (2006 – $1,107 million; 2005 – $1,151 million).

See accompanying notes to consolidated financial statements.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Note 1. Going Concern

These consolidated financial statements of Abitibi-Consolidated Inc. (the “Company” or “Abitibi”) are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due.

The Company is currently experiencing a liquidity shortfall and faces significant near-term liquidity challenges. For the year ended December 31, 2007, the Company reported negative cash flows from operating activities of $468 million. The Company has a total of $346 million (US$346 million) of long-term debt that matures in 2008: $196 million (US$196 million) principal amount of its 6.95% Notes due April 1, 2008 and $150 million (US$150 million) principal amount of 5.25% Notes due June 20, 2008 issued by Abitibi-Consolidated Company of Canada, a wholly-owned subsidiary of Abitibi. The Company also has revolving credit facilities with commitments totalling $710 million maturing in the fourth quarter of 2008. None of these debts have yet been refinanced. These circumstances lend substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern.

To address these near-term liquidity challenges, the Company, and its parent company, AbitibiBowater Inc. (“AbitibiBowater”), have developed a refinancing plan to address upcoming debt maturities and general liquidity needs designed to enable Abitibi to repay the $346 million due in April and June 2008 and to repay all its maturities due in 2009, while continuing to fund the Company’s operations, debt service and capital expenditures, so it can continue as a going concern. This refinancing plan is expected to consist of a US$200-300 million of new senior unsecured exchange notes due 2010; up to US$450 million of a new 364-day senior secured term loan secured by substantially all of the Company’s assets other than fixed assets; approximately US$400 million of new senior secured notes or a term loan due 2011 secured by fixed assets; and US$200-300 million of new convertible notes of AbitibiBowater. The current state of the credit markets is a significant impediment to securing the necessary financing for the Company. There is no assurance that these financing alternatives will ultimately be consummated on terms that are acceptable to the Company or at all.

Management’s most immediate concern is repaying the Company’s April and June debt maturities. If Abitibi is unable to secure adequate new financing, the Company will be unable to make such repayments. In addition, although the Company is in compliance with its net funded debt to total capitalization covenant under credit facilities at December 31, 2007, there can be no assurance that it will remain in compliance in the near term in light of the factors discussed above. Based on current forecasts, the Company expects to be in default with its net funded debt to total capitalization covenant as measured at the end of the first quarter of 2008; however, the Company has developed a refinancing plan to address the upcoming debt maturities which, if successful, will replace the current covenants. Failure to comply with the financial or other covenants of the Company’s credit facilities could result in the outstanding borrowings under these facilities becoming immediately due and payable (unless the lenders waive any resulting event of default). In the event of any combination of an inability to repay Abitibi’s 2008 debt maturities or acceleration of indebtedness under credit facilities, the Company may be compelled to seek protection under or be forced into a proceeding under Canada’s Companies’ Creditors Arrangement Act.

The Company’s ability to continue as a going concern is dependent upon its ability to refinance or amend its credit facilities, repay its April and June 2008 debt maturities, timely repay all amounts due in 2009, fund its operations, debt service and capital expenditures and generate positive cash flows from operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate, and these adjustments could be material. Management has not reflected these adjustments as the Company continues to focus on implementing the series of financing initiatives designed to enable it to continue as a going concern.

Note 2. Organization and Basis of Presentation

Nature of operations

The Company is a leading producer of newsprint and commercial printing papers, as well as wood products. It operates pulp and paper manufacturing facilities in Canada, the United States and the United Kingdom as well as sawmills, remanufacturing facilities and engineered wood facilities in Canada. Abitibi is among the largest recyclers of newspapers and magazines in the world.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Abitibi and Bowater combination

On October 29, 2007, pursuant to a Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, Abitibi and Bowater Incorporated (“Bowater”) became wholly-owned subsidiaries of AbitibiBowater. Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes. Abitibi maintained its pre-acquisition basis of accounting in its consolidated financial statements after the Combination. All Abitibi stock options and other stock-based awards outstanding, whether vested or unvested, were converted into AbitibiBowater stock options or stock-based awards. The number of shares subject to such converted awards was adjusted by multiplying the number of shares by the Abitibi exchange ratio of 0.06261. Similarly, the exercise price of the converted stock options was adjusted by dividing such price by the Abitibi exchange ratio.

Financial statements

These consolidated financial statements differ in certain respects from those prepared in accordance with United States generally accepted accounting principles (“US GAAP”) and are not intended to provide certain disclosures which would typically be found in US GAAP financial statements. These measurement and disclosure differences are described in note 25, “Differences between Canadian and United States generally accepted accounting principles”.

Some of the figures for the comparative years in the consolidated financial statements and notes have been reclassified to make them consistent with the presentation for the current year.

Principles of consolidation

These consolidated financial statements include the accounts of the Company, its wholly-owned and controlled subsidiaries, and a proportionate share of its interests in joint ventures. The investments in entities subject to significant influence are accounted for using the equity method. All significant transactions and balances between these companies have been eliminated. All consolidated subsidiaries are wholly-owned with the exception of the following:

Consolidated Subsidiary	Abitibi Ownership	Non-Controlling Shareholder	Non- Controlling Shareholder Ownership
Produits Forestiers Saguenay	85.5%	Les Placements H.N.M.A. Inc.	14.5%
Produits Forestiers La Tuque	82.2%	Coopérative Forestière du Haut Saint-Maurice	17.8%
ACH Limited Partnership	75%	Caisse de dépôt et placement du Québec	25%
Manicouagan Power Company	60%	Alcoa Inc.	40%
Augusta Newsprint Company	52.5%	The Woodbridge Company	47.5%
Donohue Malbaie Inc.	51%	New York Times	49%

Proportionately-Consolidated Joint Venture	Abitibi Ownership	Partner	Partner Ownership
Star Lake Hydro Partnership	51%	CHI Hydroelectric Company Inc.	49%
Abitibi-LP Engineering Wood Inc.	50%	Louisiana-Pacific Corporation	50%
Abitibi-LP Engineering Wood II Inc.	50%	Louisiana-Pacific Corporation	50%
Produits Forestiers Petit-Paris Inc.	50%	Coopérative Forestière Petit-Paris	50%

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Note 3. Summary of Significant Accounting Policies

Use of estimates

In preparing the consolidated financial statements in accordance with Canadian GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period and the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to expected future cash flows used in goodwill and long-lived asset impairment testing, future tax asset valuation allowances and assumptions underlying pension accounting. Estimates are based on a number of factors, including historical experience, current events and other assumptions that management believes are reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions.

Cash and cash equivalents

Cash and cash equivalents generally consist of direct obligations of the United States and Canadian governments and their agencies, demand deposits, banker’s acceptances, investment-grade commercial paper and other short-term investment-grade securities with a maturity of three months or less from the date of purchase. These investments are recorded at cost, which approximates their market value.

Accounts receivable (note 18)

Accounts receivable are recorded at cost, net of an allowance for doubtful accounts that is based on expected collectibility. Losses on the sale of accounts receivable (through the Company’s securitization program) are calculated by comparing the book value of the accounts receivable sold to the total of the cash proceeds received from the sale and the fair value of the retained interest in such receivables on the date of the transfer. Fair value is determined on a discounted cash flow basis. Losses on the sale of accounts receivable are recognized when incurred and included in “Other expenses, net” in the Consolidated Statements of Earnings (Loss).

As at December 31, 2007, accounts receivable recorded on the balance sheet are net of an allowance for doubtful accounts of $6 million (2006 - $3 million).

Inventories (note 11)

Inventories are stated at the lower of cost or market value. Cost includes labor, materials and production overhead and is determined by using the average cost method. Production overhead included in the cost of inventories is based on the normal capacity of the Company’s production facilities. Unallocated overhead, including production overhead associated with abnormal production levels, is recognized in “Cost of sales” in the Consolidated Statements of Earnings (Loss) when incurred.

Timber and timberlands

The Company capitalizes costs related to the acquisition of timber and timberlands. The cost generally includes the acquisition cost of land and timber, property taxes, lease payments, site preparation and other costs. These costs, excluding land, are expensed at the time the timber is harvested, based on annually determined depletion rates, and are included in “Amortization of property, plant and equipment” in the Consolidated Statements of Earnings (Loss). Growth and yield models are used to estimate timber volume on land from year to year. These volumes affect the depletion rates, which are calculated annually based on the capitalized costs and the total timber volume based on the current stage of the growth cycle.

Property, plant and equipment (note 13)

Property, plant and equipment are stated at cost less accumulated amortization and impairment. The cost of the property, plant and equipment is reduced by any investment tax credits or government capital grants received. Amortization is provided on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs, including those associated with planned major maintenance, are expensed as incurred. The Company capitalizes interest on borrowings during the construction period of major capital projects as part of the related asset and amortizes the capitalized interest into earnings over the related asset’s remaining useful life.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Asset retirement obligations (note 21)

The Company records an asset and a liability equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists; life is determinable; and a reasonable estimate of fair value can be made, even if the timing and/or settlement of the obligation is conditional on a future event that may or may not be within the Company’s control. The liability is accreted to recognize the passage of time using a credit adjusted risk-free interest rate, and the asset is depreciated over the life of the related equipment or facility. The asset and liability are subsequently adjusted for changes in the amount or timing of the estimated costs.

Environmental costs (note 21)

The Company expenses environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property are capitalized. The liability is determined on a site-by-site basis and recorded at the time it is probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Impairment of long-lived assets (note 5)

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of a long-lived asset or group of assets (herein defined as “long-lived asset”) may no longer be recoverable. The recoverability of a long-lived asset to be held and used is tested by comparing the carrying amount of the long-lived asset to the sum of the estimated future undiscounted cash flows expected to be generated by that asset. In estimating the future undiscounted cash flows, the Company uses projections of cash flows directly associated with, and which are expected to arise as a direct result of, the use and eventual disposition of the asset. The principal assumptions include periods of operation, projections of product pricing, sales volumes, production levels, product costs, market supply and demand, foreign exchange rates, inflation and projected capital spending. Changes in any of these estimates could have a material effect on the estimated future undiscounted cash flows expected to be generated by the asset. If it is determined that a long-lived asset is not recoverable, an impairment loss would be calculated equal to the excess of the carrying amount of the long-lived asset over its fair value. Long-lived assets classified as held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. In making its determination of the fair value of a long-lived asset, the Company relies primarily on the discounted cash flow method. Long-lived assets to be disposed of other than by sale are classified as held and used until the long-lived asset is disposed or use has ceased.

Goodwill and other intangible assets (notes 14 and 15)

Goodwill is tested for impairment annually in the fourth quarter of each year and when events or changes in circumstances indicate that goodwill might be impaired. The Company’s reporting units’ fair values are compared with their respective carrying values, including goodwill. If a reporting unit’s fair value exceeds its carrying value, no impairment loss is recognized. If a reporting unit’s carrying value exceeds its fair value, an impairment charge equal to the difference between the carrying value of the goodwill and the implied fair value of the goodwill is recorded. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit is the implied fair value of goodwill. In making its determination of the fair value of a reporting unit, the Company relies primarily on the discounted cash flow method. This method uses projections of cash flows from each of the reporting units and makes use of several key assumptions.

Intangible assets are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated life of the asset. An impairment loss is recognized in the amount that the intangible asset’s carrying value exceeds its fair value if it is determined that the carrying amount is not recoverable.

Income taxes (note 8)

Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to be recovered or settled. Valuation allowances are recognized to reduce future tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income and tax planning strategies. The Company has not provided for income taxes on the undistributed earnings of certain of its foreign subsidiaries, as it has specific plans for the reinvestment of such earnings. Investment tax credits are recognized in earnings as a reduction of research and development expenses, as part of cost of goods sold, when the Company has made the qualifying expenditures and there is a reasonable assurance that the credits will be realized.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Employee future benefits (note 20)

Net periodic benefit costs are recognized as employees render the services necessary to earn the pension and other postretirement benefits. The pension plans’ obligations are determined in accordance with the projected benefit method prorated on services. The Company accrues the cost of defined benefit plans and other postretirement benefits based on assumptions determined by the Company. The determination of the net periodic benefit cost includes:

•	the cost of pension benefits provided in exchange of employees’ services rendered during the year;

•	the interest cost of pension obligations;

•

the expected long-term return on pension fund assets, which is based on a market-related value determined using a five-year moving average market value for equity securities and fair value for other asset classes;

•	gains or losses on settlements, curtailments and special early retirement;

•	the straight-line amortization of past service costs and plan amendments over the average remaining service period of the active employee group covered by the plans (approximately 10 years); and

•

the amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets, at the beginning of the year, over the average remaining service period of the active employee group covered by the plans.

Amounts paid by the Company to match employees’ contributions in its defined contribution plans are expensed as incurred.

Financial instruments (note 19)

Effective January 1, 2007, the Company records all derivatives as either assets or liabilities in the balance sheet at fair value (refer to the “Recent changes in accounting standards – Financial instruments” section of this note for more information on the Company’s adoption of the new accounting standards on January 1, 2007 and related impact on the financial statements). Changes in the fair value of a derivative that has been designated and qualifies as a cash flow hedge are deferred and recorded as a component of “Accumulated other comprehensive loss” until the underlying transaction is recorded in earnings. At that time, gains or losses are reclassified from “Accumulated other comprehensive loss” to the Consolidated Statements of Earnings (Loss) on the same line as the underlying transaction has been recorded (sales, cost of sales or interest expense). Any ineffective portion of a hedging derivative’s change in fair value is recognized immediately in earnings. Changes in the fair value of a derivative that has not been designated or does not qualify for hedge accounting treatment are recognized in earnings immediately. The Company hedges part of its risk exposure to interest rates on its long-term debt through the use of interest rate swap contracts. Amounts accounted for under interest rate swap agreements are recognized as adjustments to interest expense.

Stock-based compensation plans (note 22)

The Company amortizes the fair value of its stock-based awards over the requisite service period using the straight-line attribution approach. The requisite service period is reduced for those employees who are retirement eligible at the date of the grant or who will become retirement eligible during the vesting period. The fair value of stock options is determined using a Black-Scholes option pricing formula. As of October 29, 2007, the fair values of restricted share units (“RSUs”) and deferred share units (“DSUs”) are determined by multiplying the market price of a share of AbitibiBowater common stock by the number of units (Abitibi common stock before October 29, 2007), and remeasured at each balance sheet date. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost. Forfeitures of stock-based awards are estimated based on historical experience and recognize compensation cost only for those awards expected to vest. Estimated forfeitures are adjusted to actual experience as needed. Compensation cost for performance-based awards is recognized when it is probable that the performance criteria will be met.

Revenue recognition

The Company’s sales are essentially generated from sales of paper and wood products, which are primarily delivered to the Company’s customers directly from its mills by either truck, boat or rail and typically have the terms free on board (“FOB”) shipping point. For these sales, revenue is typically recorded when the product leaves the mill. Sales are reported net of allowances and rebates, and the following criteria must be met before they are recognized: persuasive evidence of an arrangement exists, delivery has occurred and the Company has no remaining obligations, prices are fixed or determinable, and collectibility is reasonably assured.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Translation of foreign currencies

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign subsidiaries and joint ventures are translated into Canadian dollars at year-end exchange rates and the resulting unrealized exchange gains or losses are included in accumulated other comprehensive loss in shareholders’ equity. Revenue and expense items are translated into Canadian dollars at the exchange rate in effect on the date on which such items are recognized into earnings.

Translation of other foreign currency transactions

Monetary items denominated in foreign currency such as foreign currency debt are translated at the year-end exchange rate. The resulting exchange gains or losses are included in earnings of the year. Realized gains and losses on currency options and forward exchange contracts designated as hedges of anticipated revenues are recognized in earnings when such revenue is earned.

Recent changes in accounting policies

Accounting changes

On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1506, Accounting Changes. This standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors.

Financial instruments

On January 1, 2007, the Company adopted CICA Handbook Section 1530, Comprehensive Income; Section 3855, Financial Instruments – Recognition and Measurement and Section 3865, Hedges. These standards provide accounting guidelines for recognition and measurement of financial assets, financial liabilities and non-financial derivatives, and describe when and how hedge accounting may be applied.

The Company’s adoption of these new Financial Instruments standards resulted in changes in the accounting for financial instruments and hedges, as well as the recognition of certain transition adjustments that have been recorded in opening deficit or opening accumulated other comprehensive loss as described below. The comparative consolidated financial statements have not been restated other than for the foreign currency translation adjustment, which is now disclosed within accumulated other comprehensive loss. The principal changes in the accounting for financial instruments and hedges due to the adoption of these accounting standards are described below.

(a) Comprehensive income (loss)

Comprehensive income (loss), established under CICA Section 1530, is defined as the change in equity, from transactions and other events and circumstances from non-owner sources, and is composed of the Company’s net earnings (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from net earnings (loss), and include foreign currency translation gains and losses on the net investment in self-sustaining operations and changes in the fair market value of derivative instruments designated as cash flow hedges, all net of income taxes. The components of comprehensive income (loss) are disclosed in the Consolidated Statements of Comprehensive Income (Loss).

(b) Financial assets and financial liabilities

Under the new standards, financial assets and financial liabilities are initially recognized at fair value and are classified into one of these five categories: held-for-trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. They are subsequently accounted for based on their classification as described below. The classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to initial recognition.

Held-for-trading:

Financial instruments classified as held-for-trading are carried at fair value at each balance sheet date with the changes in fair value recorded in net earnings (loss) in the period in which these changes arise.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Held-to-maturity investments, loans and receivables and other financial liabilities:

Financial instruments classified as loans and receivables, held-to-maturity investments and other financial liabilities are carried at amortized cost using the effective interest method. The interest income or expense is included in net earnings (loss) over the expected life of the instrument.

Available-for-sale:

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date with the changes in fair value recorded in other comprehensive income (loss) in the period in which the changes arise. Securities that are classified as available-for-sale and do not have a readily available market value are recorded at cost. Available-for-sale securities are written down to fair value through earnings (loss) whenever it is necessary to reflect other-than-temporary impairment. Upon derecognition, all cumulative gain or loss is then recognized in net earnings (loss).

As a result of the adoption of these new standards, the Company has classified its cash and cash equivalents as held-for-trading. Accounts receivable are classified as loans and receivables. The Company’s investments consist of equity accounted for investments which are excluded from the scope of this standard. Accounts payable and accrued liabilities, short-term debt and long-term debt, including interest payable are classified as other liabilities, all of which are measured at amortized cost.

(c) Derivatives and hedge accounting

Embedded derivatives:

All derivative instruments are recorded in the consolidated balance sheets at fair value at each balance sheet date. Derivatives may be embedded in other financial instruments (the “host instrument”). Prior to the adoption of the new standards, such embedded derivatives were not accounted for separately from the host instrument. Under the new standards, embedded derivatives are treated as separate derivatives if their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value at each balance sheet date with subsequent changes recognized in net earnings (loss) in the period in which the changes arise. The Company selected January 1, 2003 as its transition date for embedded derivatives, which is the latest date that could be selected according to the accounting standard.

Hedge accounting:

At the inception of a hedging relationship, the Company documents the relationship between the hedging instrument and the hedged item, its risk management objective and its strategy for undertaking the hedge. The Company also requires a documented assessment, both at hedge inception and on an ongoing basis, of whether or not the derivatives that are used in hedging transactions are effective in offsetting the changes attributable to the hedged risks in the fair values or cash flows of the hedged items. Under the new standards, all derivatives are recorded at fair value. These derivatives are recorded in accounts receivable or accounts payable. The method of recognizing fair value gains and losses depends on whether derivatives are held for trading or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in the Consolidated Statements of Earnings (Loss). When derivatives are designated as hedges, the Company classifies them either as: (i) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (ii) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, or a forecasted transaction (cash flow hedges).

Fair value hedge:

The Company has outstanding interest rate swap contracts, which it designates as a fair value hedge related to variations of the fair value of its long-term debt due to change in LIBOR interest rates. Changes in the fair value of derivatives that are designated and qualify as fair value hedging instruments are recorded in the Consolidated Statements of Earnings (Loss). A corresponding adjustment amounting to changes in the fair value of the assets, liabilities or group thereof that are attributable to the hedged risk is recorded as an adjustment of the hedged item and to earnings. Any gain or loss in fair value relating to the ineffective portion of the hedging relationship is recognized immediately in “Interest expense” in the Consolidated Statements of Earnings (Loss). If a hedging

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

relationship no longer meets the criteria for hedge accounting, the cumulative adjustment to the carrying amount of the hedged item is amortized to the Consolidated Statements of Earnings (Loss) based on a recalculated effective interest rate over the residual period to maturity, unless the hedged item has been derecognized in which case it is released to the Consolidated Statements of Earnings (Loss) immediately. Upon adoption of the new standards, the Company recorded an increase in accounts payable of $37 million, and a decrease of $37 million in long-term debt.

Cash flow hedge:

The Company has outstanding options and forward exchange contracts, which it designates as cash flow hedges of anticipated future revenue for a maximum period of two years. The amounts and timing of future cash flows are projected on the basis of their contractual terms and other relevant factors, including estimates of prepayments and defaults. The aggregate cash flows over time form the basis for identifying the effective portion of gains and losses on the derivatives designated as cash flow hedges of forecasted transactions. The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in “Sales” in the Consolidated Statements of Earnings (Loss). Amounts accumulated in other comprehensive income (loss) are reclassified to the Consolidated Statement of Earnings (Loss) in the period in which the hedged item affects earnings. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in accumulated other comprehensive income (loss) at that time remains in accumulated other comprehensive income (loss) until the forecasted transaction is eventually recognized in the Consolidated Statements of Earnings (Loss). When it is probable that a forecasted transaction will not occur, the cumulative gain or loss that was reported in other comprehensive income (loss) is immediately transferred to the Consolidated Statements of Earnings (Loss). Upon adoption of the new standards, the Company recorded an increase in accounts payable of $10 million, an increase of $3 million of future income tax assets, and an increase of $7 million net of taxes in accumulated other comprehensive loss.

(d) Deferred financing fees

Under the new standards, transaction costs related to the issuance or acquisition of financial assets and liabilities (other than those classified as held-for-trading) may be either all recognized into earnings (loss) as incurred, or are recorded with the asset or liability to which they are associated and amortized using the effective-interest rate method. Previously, the Company had deferred these costs and amortized them over the life of the related financial asset or liability.

The Company elected to recognize all such costs into earnings (loss). As a result, the Company wrote-off deferred financing costs of $39 million and income taxes of $5 million, resulting in a $34 million adjustment to deficit on January 1, 2007.

The following table summarizes the transition adjustments required to adopt the new standards:

	Deficit		Accumulated other comprehensive loss
	Before tax $	After tax $	Before tax $	After tax $
Adoption of new accounting policies for:
Deferred financing costs	(39)	(34)	—	—
Cash flow hedges	—	—	(10)	(7)

	(39)	(34)	(10)	(7)

The fair value of financial instruments is determined using price quoted on active markets, when available, and recognized valuation models using observable market-based inputs.

Accounting principles issued but not yet implemented

Financial instruments – disclosure and presentation

In December 2006, the CICA published the following two sections of the CICA Handbook: Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation. These standards introduce disclosure and presentation requirements that will enable financial statements’ users to evaluate, and enhance their understanding of the significance of financial instruments for the entity’s financial position, performance and cash flows, and the nature and extent of risks arising from financial instruments to which the entity is exposed, and how those risks are managed.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Capital disclosures

In December 2006, the CICA published section 1535 of the Handbook, Capital disclosures, which requires disclosure of both qualitative and quantitative information that enables financial statements’ users to evaluate the entity’s objectives, policies and processes for managing capital.

Inventories

In January 2007, the CICA published section 3031 of the Handbook, Inventories, which prescribes the accounting treatment for inventories. Section 3031 provides guidance on the determination of costs and its subsequent recognition as an expense, and provides guidance on the cost formulas used to assign costs to inventories.

Those standards must be adopted by the Company for the fiscal year beginning on January 1, 2008. While the Company is currently assessing the impact of these new recommendations on its financial statements, it does not expect the recommendations to have a significant impact on its financial position, earnings or cash flows.

Note 4. Acquisition and Divestiture

Divestiture

On November 17, 2005, the Company completed the sale of its 50% share ownership in Pan Asia Paper Company Pte Ltd (“PanAsia”) to Norske Skogindustrier ASA of Norway for a cash consideration of $712 million (US$600 million), less $11 million of post-closing transaction costs, plus a cash purchase price adjustment of up to US$30 million depending on the achievement of certain financial performance objectives in 2006. No price adjustment has been booked as at December 31, 2007. The Company recorded a gain of $3 million (loss of $10 million net of income taxes) related to this transaction in “Earnings from discontinued operations” in the Consolidated Statements of Earnings (Loss).

Acquisition

In 2005, the Company acquired the remaining 57% of the softwood sawmill assets owned by Gestofor Inc. The sawmill is located in Saint-Raymond de Portneuf, Québec. The results of the acquired business have been included in the consolidated financial statements since January 1, 2005.

This acquisition was accounted for using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the assets acquired and to the liabilities assumed based upon their respective fair values at the effective date of acquisition.

The fair value of net assets acquired, net liabilities assumed or book value of net assets sold were as follows:

	Net assets sold in 2005 $	Net assets acquired in 2005 $
Current assets, excluding cash and cash equivalents	174	8
Property, plant and equipment	814	5
Intangible assets	5	21
Other non-current assets	4	—
Goodwill	75	—
Current liabilities	(81)	(1)
Long-term debt	(346)	(1)
Future income tax liabilities	(46)	(8)
Non-controlling interests	(33)	—
Foreign currency translation adjustment	120	—

Fair value of net assets acquired or book value of net assets sold	686	24

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

	Net assets sold in 2005 $	Net assets acquired in 2005 $
Consideration paid (received):
Cash (net of cash and cash equivalents)	(689)	13
Transaction costs payable	(4)	—
Book value of investment in Gestofor Inc.	—	11

	(693)	24

Note 5. Closure Costs, Impairment and Other Related Charges

The following table provides the components of the closure costs, impairment and other related charges for the years ended December 31:

	2007 $	2006 $	2005 $
Impairment of long-lived assets	345	(7)	371
Severance and other labour-related costs	73	11	50
Contractual obligations and other commitments	27	1	10

	445	5	431

In addition, we recorded pension curtailment charges and inventory write-downs associated with these closures. See note 20, Employee Future Benefits, and note 11, Inventories, net, for additional information.

The following table provides a reconciliation of the mill closure elements provision (excluding defined benefit pension and other benefits cost, early retirement program and labour force reductions, inventory obsolescence, asset retirement obligations and other gains), for the years ended December 31:

	2007 $	2006 $	2005 $
Mill closure elements provision, beginning of year	7	38	17
Mill closure elements incurred during the year	73	—	49
Mill closure elements reversed during the year	—	(4)	—
Payments	(20)	(27)	(28)

Mill closure elements provision, end of year	60	7	38

The Company expects to pay most of the balance of the provision for mill closure elements within the next twelve months.

2007

Immediately upon the Combination, AbitibiBowater began a comprehensive strategic review of its operations to reduce costs and improve its profitability. On November 29, 2007, AbitibiBowater announced its decision to reduce its newsprint and specialty papers production capacity by approximately one million metric tons per year during the first quarter of 2008. The reductions include the permanent closure of the Company’s Belgo, Québec, Fort William, Ontario and Lufkin, Texas facilities and the indefinite idling of the Company’s Mackenzie, British Columbia facility, which includes the paper mill and two sawmills directly supporting the paper mill operations.

In February 2008, the Company signed a definitive agreement for the sale of its Snowflake, Arizona facility (see note 12, Assets Held for Sale and Liabilities Associated with Assets Held for Sale, for more information).

Impairment of long-lived assets

In 2007, as a result of permanent closures, indefinite idling or operating losses of certain facilities, the Company conducted impairment tests on the Alabama River, Alabama, Belgo, Bridgewater, Iroquois Falls, Laurentide, Québec, Lufkin, Snowflake and the “Wood Products” segment.

In testing the recoverability of a long-lived asset, the Company relies primarily on estimates of future cash flows. This methodology contains estimates and judgments that are subjective and uncertain, and thus, may change over time. Several

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

of the key assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, weighted average cost of capital and capital spending. The Company derives these assumptions used in its valuation models from several sources. Many of these assumptions are derived from the Company’s internal budgets, which would include existing sales data based on current product lines and assumed production levels, manufacturing costs and product pricing. The Company believes that its internal forecasts are consistent with those that would be used by a potential buyer in valuing its reporting units. The Company’s products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern. Pricing estimates are derived from information generated internally, from industry research firms and from other published reports and forecasts. Foreign exchange rates were based on market forward rates for 2008 followed by a gradual reversion to a 5-year historical average.

The Company recorded impairment charges totalling $371 million on its long-lived assets, relating to the permanent closure of its Belgo ($158 million), Lufkin ($184 million) facilities and a number of other facilities ($29 million). These facilities to be permanently closed will be dismantled, therefore, the fair value of the closed facilities’ assets was nominal and was determined based on the estimated sale and salvage value plus any projected cash generated from its operations through the date of closing.

For the other facilities tested, the Company concluded that the recognition of an impairment charge was not required, as the estimated undiscounted cash flows exceeded the book values by at least 25%. Certain paper mills and sawmills are particularly sensitive to the key assumptions. Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the book value of these assets. The total book value of these assets was $1,087 million, as at December 31, 2007.

Other elements

In 2007, the Company also recorded charges of $71 million for severance and other labour-related costs and $3 million for contractual obligations and other commitments relating primarily to the permanent closure of its Belgo, Fort William and Lufkin facilities and the indefinite idling of the Mackenzie facility.

2006

In 2006, the Company recorded a net charge of $5 million mainly pertaining to the severance and other labour-related costs, which was partly offset by a reversal of previously recorded provisions for asset retirement obligations relating to impaired long-lived assets for the Sheldon mill that was sold.

2005

Impairment of long-lived assets

The Company recorded an impairment charge of $215 million, mainly due to the permanent closure of its Stephenville, Newfoundland and Kenora, Ontario newsprint mills. The book value of the property, plant and equipment has been written down to its fair value, which represented the present value of the estimated net proceeds from dismantling, redeployment and disposal based on experience with the disposal of similar assets. The Company also recognized an impairment charge of $125 million related to the property, plant and equipment of the Lufkin paper mill as some of its long-lived assets were no longer recoverable and exceeded their fair value. Furthermore, following the sale of timberlands in the Thunder Bay area, in Ontario, the Company assessed its Fort William paper mill to fair value and recognized an impairment charge of $43 million.

Other elements

With respect to the permanent closure of the Stephenville and Kenora newsprint mills, as well as the Champneuf, Québec sawmill, and the closure of one paper machine at the Bridgewater paper mill, the Company recorded charges of $38 million for severance and other labour-related costs and $10 million for contractual obligations and other commitments.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Note 6. Net Gain on Disposition of Assets

	2007 $	2006 $	2005 $
Net gain on disposition of timberlands	96	—	53
Net gain on disposition of sawmills and other fixed assets	2	20	5

Net gain on disposition of assets	98	20	58

In 2007, the Company recorded a net gain of $98 million on the sale of approximately 54,000 acres of timberlands and other fixed assets for cash proceeds of $135 million. In 2006, the Company recorded a gain on the disposal of assets relating to the closure of the Sheldon mill in 2004 of $18 million and the Kenora mill in 2005 of $2 million for total cash proceeds of $32 million. In 2005, the Company recorded a net gain of $58 million on the sale of timberlands and other fixed assets for cash proceeds of $64 million.

Note 7. Other (Income) Expenses, Net

	2007 $	2006 $	2005 $
Net gain on dilution of interest in subsidiary	(33)	—	—
Interest income	(12)	(37)	(17)
Gain on transfer of timberlands	(9)	—	—
Discount on sale of accounts receivable (note 18)	25	28	17
Amortization of deferred financing elements related to debt	—	7	13
Premium on early retirement of debt and other elements related to early debt retirement	—	—	32
Other	10	7	3

	(19)	5	48

Net gain on dilution of interest in subsidiary

On April 1, 2007, the Company completed the transfer of its Ontario hydroelectric assets and related water rights (the “Facilities”) to its wholly owned subsidiary called ACH Limited Partnership (“ACH LP”). On April 2, ACH LP issued new units equivalent to a 25% interest of the partnership to the Caisse de dépôt et placement du Québec (the “Caisse”), for gross proceeds of $48 million. This transaction resulted in a net gain on dilution resulting from units issued by a subsidiary of $33 million, after $11 million of transaction costs ($32 million net of income taxes). The Caisse has also provided ACH LP with a 10-year unsecured 7.132% term loan of $250 million, non recourse to the Company, to partially fund the acquisition of the Facilities. ACH LP has also entered into an unsecured bank credit facility of $15 million, for general business purposes. The facility matures on March 31, 2010 and is non recourse to the Company. The unsecured term loan and unsecured bank credit facility require ACH LP to meet a specific financial ratio, which is met as at December 31, 2007.

Gain on transfer of timberlands

On February 23, 2007, the Company acquired all of the timberlands from its 52.5%-owned subsidiary located in Augusta, Georgia. As a result, the Company recorded a gain on the transfer of $9 million, representing the 47.5% non-controlling interest’s share of the gain recorded by the subsidiary, and a non-controlling interest expense of the same amount.

Interest income

In 2006, interest income includes $32 million related to the settlement of the softwood lumber dispute. In 2005, $11 million of interest income was recognized in relation to tax refunds.

Note 8. Income Taxes

a) Reconciliation of income taxes

The following table provides a reconciliation of income taxes computed at the combined statutory rate, to income tax recovery presented on the consolidated statements of earnings:

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

	2007 $	2006 $	2005 $
Income tax expense (recovery) based on combined basic Canadian federal and provincial tax rates (2007 – 32.15%, 2006 – 33.5%, 2005 – 31.6%)	(249)	1	(189)
Manufacturing and processing allowances	—	—	3
Difference in tax rates for foreign subsidiaries	23	5	(6)
Charge (recovery) from change in tax rates	(48)	(94)	9
Non-taxable portion of foreign exchange gain and loss	(85)	2	(30)
Canadian large corporation tax	—	—	6
Tax exempt items	—	—	(50)
Non-taxable portion of gain on disposal of capital assets	—	—	(11)
Charges for calculation of temporary differences	21	12	—
Tax benefit related to the business combination (1)	(106)	—	—
Valuation allowance	360	—	—
Other	3	(11)	(3)

Income tax recovery	(81)	(85)	(271)

(1)	As a result of the business combination with Bowater, the Company has been subject to the acquisition of control rules for Canadian tax purposes. The overall purpose of these rules is to recognize for tax purposes unrealized losses inherent in certain assets. Tax benefits have been recognized for inherent losses at the time of the business combination for which it is more likely than not that will be used to offset deferred tax liabilities of the Company.

b) Components of future income tax assets and liabilities

The temporary differences that give rise to future tax assets and liabilities at December 31 consist of the following:

	2007 $	2006 $
Future income tax assets
Research and development expenditure pool	172	133
Loss carry forwards	527	532
Valuation allowance	(360)	—

	339	665

Future income tax liabilities
Property, plant and equipment and intangible assets	(315)	(647)
Long-term debt	(196)	(171)
Other	(25)	(84)

	(536)	(902)

	(197)	(237)

Classified in the consolidated balance sheets as:
Net current future income tax assets	—	70
Net non-current future income tax assets	8	322
Net non-current future income tax liabilities	(205)	(629)

	(197)	(237)

c) Loss carry forwards and Research and Development Expenditure Pool

During 2007, a valuation allowance for an amount of $360 million was recorded. During 2007, based on operating losses for our US operations and current evaluation of available tax planning strategies for the Company, it was determined in accordance with the CICA Handbook Section 3465 that we would record a tax charge of $344 million to establish a valuation allowance against our net US future tax assets, which are primarily for loss carryforwards and pension liabilities in the US. In connection with this requirement, the income tax benefit ($19 million) that was generated by our current year US operations losses was offset by the $344 million valuation allowance on the net US future tax assets and resulted in a net tax charge of $326 million. The remaining increase in the valuation allowance for an amount of $16 million results from the reversal of a Canadian subsidiary’s net future income tax assets for which it was determined that it was not more likely than not that these assets will be realized.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

The Company believes that it is more likely than not that the remaining deferred tax assets will ultimately be realized.

Canada federal and provincial tax jurisdictions

At December 31, 2007 and 2006, the Company had Canadian federal and provincial (other than Québec) net operating loss carry forwards of $593 million and $104 million, respectively, and Québec net operating loss carry forwards of $597 million and $105 million, respectively. During 2007, a valuation allowance was recorded in an amount of $16 million against these net operating loss carry forwards. These loss carry forwards expire at various dates between 2009 and 2027. In addition, $126 million of Canadian investment tax credit carry forwards expiring between 2011 and 2027 were available to reduce future income taxes.

During 2006, the Canadian tax authorities completed the audits of the 2001 through 2005 fiscal periods for two of the Company’s major Canadian legal entities. The completion of these audits allowed the Company to review certain discretionary tax deductions claimed in previous years. More specifically, the Company elected to reduce for all years audited, the amount of tax depreciation claimed and to defer the deduction of certain research and development expenditures to future years. As a result, the Company has significantly reduced the amount of losses carried forward for Canadian tax purposes.

At December 31, 2007, the Company had Canadian federal and provincial (other than Québec) research and development expenditure pool of $217 million (2006 – $430 million) and Québec research and development expenditure pool of $518 million (2005 – $435 million). These research and development expenditure pools do not have an expiry date.

United States federal and state tax jurisdictions

At December 31, 2007 and 2006, the Company had United States federal and state net operating loss carry forwards of $1,103 million (US$1,120 million) and $1,310 million (US$1,124 million), respectively. During 2007, a valuation allowance was recorded in an amount of $344 million against these net operating loss carry forwards. These loss carry forwards expire at various dates between 2019 and 2025.

Other tax jurisdictions

At December 31, 2007 and 2006, the Company had other tax jurisdictions net operating loss carry forwards totalling $70 million and $68 million, respectively. These loss carry forwards do not have an expiry date.

d) Geographic information related to income taxes

Earnings (loss) from continuing operations before income taxes arose in the following tax jurisdictions:

	2007 $	2006 $	2005 $
Domestic	(663)	(77)	(460)
Foreign	(112)	79	(137)

	(775)	2	(597)

The income tax expense (recovery) by geographic distribution is as follows:

	2007 $	2006 $	2005 $
Current income taxes
Domestic	3	(19)	(80)
Foreign	12	2	3

	15	(17)	(77)

Future income taxes
Domestic	(404)	(95)	(139)
Foreign	308	27	(55)

	(96)	(68)	(194)

Income tax recovery	(81)	(85)	(271)

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

e) Other disclosures

In the normal course of business, the Company is subject to audits from taxation authorities. These audits may alter the timing or amount of the taxable income or deductions. The amount ultimately reassessed upon resolution of issues raised may differ from the amount recorded. The Company believes that taxes recorded on the consolidated balance sheets fairly represent the amount of future tax liability due.

Note 9. Discontinued Operations

On November 17, 2005, the Company completed the sale of its 50% share ownership in PanAsia. Accordingly, the information pertaining to PanAsia is no longer included on a proportionate consolidation basis, but presented as discontinued operations in the Company’s consolidated financial statements.

Condensed earnings from discontinued operations are as follows:

2005 $
Sales	430
Operating profit	33
Non-operating expenses	13
Loss on disposal of business, net of income tax recovery of $13 million	(10)

Earnings from discontinued operations	3

Condensed cash flows from discontinued operations are as follows:

2005 $
Cash flows from operating activities	36
Cash flows from financing activities	33
Cash flows used in investing activities	(66)

Cash flows generated by discontinued operations	3

Condensed business segments from discontinued operations are as follows:

2005 $
Newsprint
Sales	354
Amortization	40
Operating income	26
Additions to capital assets	64

Specialty Papers
Sales	76
Amortization	6
Operating income	7
Additions to capital assets	1

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Note 10. Accumulated Other Comprehensive Loss

The following table provides the components of “Accumulated other comprehensive loss” in the Consolidated Balance Sheets as at:

	2007 $	2006 $
Foreign currency translation adjustment	(444)	(264)
Unrealized gains on derivative instruments designated as cash flow hedges, net of taxes of $9 at December 31, 2007	20	—

	(424)	(264)

Note 11. Inventories, net

	2007 $	2006 $
Newsprint and specialty papers	137	96
Wood products	78	110
Logs, chips and other raw materials	146	260
Production and maintenance supplies	169	217

	530	683

In 2007, the Company recorded a $26 million charge for inventory obsolescence in connection with its mill closures (see note 5, Closure costs, impairment and other related charges, for more information).

Note 12. Assets Held for Sale and Liabilities Associated with Assets Held for Sale

Assets held for sale are comprised of the following:

	2007 $	2006 $
Accounts receivable	2	—
Inventories	15	—
Other current assets	1	—
Property, plant and equipment	156	—

Total assets held for sale	174	—

Liabilities associated with assets held for sale are comprised of the following:

	2007 $	2006 $
Accounts payable and accrued liabilities	17	—
Other long-term liabilities	2	—

Total liabilities associated with assets held for sale	19	—

In connection with the review and approval of the Combination by the antitrust division of the U.S. Department of Justice, the Company agreed, among other things, to sell its Snowflake newsprint mill and certain related assets and liabilities. The Company expects to complete the sale of this facility to Catalyst Paper Corporation in the second quarter of 2008 for approximately $161 million, excluding working capital of $19 million that it will retain. The Company recorded a loss of $5 million on that facility’s long-lived assets. Fair values were determined based on the net realizable value of the long-lived assets consistent with the terms of the definitive agreement for the sale of the facility. The Company also recorded a loss of $53 million relating to the goodwill allocated to the facility (see note 15, Goodwill, for more information).

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Additionally, the Company’s Fort William facility and some timberlands are being held for sale at December 31, 2007. The Company plans to complete the sale of these assets in early 2008 for an amount that exceeds their individual carrying values.

The assets and liabilities to be sold are carried on the Consolidated Balance Sheets as of December 31, 2007 at the lower of carrying value or fair value less costs to sell.

Note 13. Property, Plant and Equipment

	Range of estimated useful lives in years	2007			2006
		Cost $	Accumulated Amortization $	Net Book Value $	Cost $	Accumulated Amortization $	Net Book Value $
Buildings, pulp and paper mill production equipment	20-40	4,360	2,057	2,303	6,220	3,015	3,205
Sawmill production equipment	10-12	644	509	135	640	458	182
Woodlands, roads, timberlands, camps and equipment	10-20	251	115	136	347	170	177
Hydroelectric power plants	40	558	150	408	554	141	413
Construction in progress		33	—	33	7	—	7

		5,846	2,831	3,015	7,768	3,784	3,984

Interest expense of $1 million has been capitalized in connection with capital projects in 2007 (nil in 2006 and 2005). As at December 31, 2007, the net book value of idled and permanently closed plant facilities amounted to $219 million (2006 – $273 million).

Note 14. Intangible Assets

	Range of estimated useful lives in years	2007			2006
		Cost $	Accumulated Amortization $	Net Book Value $	Cost $	Accumulated Amortization $	Net Book Value $
Water Rights	40	503	97	406	503	84	419
Cutting Rights	25-33	97	60	37	97	56	41

		600	157	443	600	140	460

Based on the current carrying value of intangible assets subject to amortization, the estimated amortization expense will be $17 million in each year from 2008 through 2012. As acquisitions and dispositions occur in the future, these amounts may vary.

Note 15. Goodwill

	2007			2006
	Newsprint $	Specialty Papers $	Total $	Newsprint $	Specialty Papers $	Total $
Goodwill, beginning of year	858	439	1,297	857	439	1,296
Goodwill allocated to assets held for sale	(53)	—	(53)	—	—	—
Foreign exchange adjustment	(4)	—	(4)	1	—	1

Goodwill, end of year	801	439	1,240	858	439	1,297

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

In connection with the definitive agreement for the sale of its Snowflake facility, the goodwill associated with Snowflake of $53 million has been included in the carrying amount of the assets held for sale in determining the loss on assets held for sale. The amount of goodwill included in the carrying amount was based on the relative fair values of the Snowflake facility to be disposed of, determined based on the net realizable value of the facility’s net assets consistent with the terms of the definitive agreement for the sale of the facility, and the portion of the Newsprint reporting unit that will be retained.

The Company has completed its annual goodwill impairment test in the fourth quarter of 2007, prior to the Combination. The Company has also completed another goodwill impairment test following the Combination. There were no indications of impairment for any of the reporting units as a result of performing the impairment tests. The Company also performed sensitivity analyses under various scenarios and assumptions.

Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit exceeds the book value of the net assets of that reporting unit as at the assessment date. The Company tests its goodwill for impairment using a two-step methodology. This two-step methodology contains estimates and judgments that are subjective and uncertain, and thus, may change over time.

The Company conducted the initial step of the goodwill impairment test, consisting of making the determination of fair value, which the Company does by relying primarily on the discounted cash flows method. This method uses projections of cash flows from each of the reporting units. Several of the key assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, weighted average cost of capital and capital spending. The Company derives these assumptions used in its valuation models from several sources. Many of these assumptions are derived from the Company’s internal budgets, which would include existing sales data based on current product lines and assumed production levels, manufacturing costs and product pricing. The Company believes that its internal forecasts are consistent with those that would be used by a potential buyer in valuing its reporting units. The Company’s products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern. Pricing estimates are derived from information generated internally, from industry research firms and from other published reports and forecasts. Foreign exchange rates were based on market forward rates for 2008 followed by a gradual reversion to a 5-year historical average.

The second step is performed only when the book value exceeds the fair value. Under this scenario, a second test is performed whereby the fair value of the reporting unit’s goodwill is estimated to determine if it is less than its book value. Fair value of goodwill is estimated in the same manner as goodwill is determined in an acquisition, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

The above-listed assumptions used in the calculation models are interrelated. The continuing degree of interrelationship of these assumptions is, in and of itself, a significant assumption. Because of the interrelationship among these assumptions, the Company does not believe it would be meaningful to provide additional sensitivity analysis on any of these individual assumptions, with the exception of paper prices and WACC. Based on the Company’s most probable price outlook scenario, if trend price projections were to decrease by US$25 per tonne, the fair value would be equal to book value for the “Newsprint” segment and would exceed book value for the “Specialty papers” segment by 14%. If the WACC, which is used to discount the projected cash flows, was lower, the measure of the fair value of the Company’s assets would increase. Conversely, if the WACC was higher, the measure of the fair value of the Company’s assets would decrease. If the estimate of WACC was to increase by 25 basis points, the excess of the fair values of each of the reporting units would continue to exceed their book values amounts by at least 24%.

In future measurements of fair value, adverse changes in any of these assumptions could result in an impairment of goodwill that would require a non-cash charge to the Consolidated Statements of Earnings (Loss) and may have a material effect on the Company’s financial condition and operating results.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Note 16. Other Assets

	2007 $	2006 $
Research and development tax credits	129	114
Deferred financing fees	—	39
Cash subject to restriction	24	—
Investments	7	10
Other	23	37

	183	200

As of December 31, 2007, ACH LP had $24 million of restricted cash. Of this amount, $18 million will be used over the next three years to realize a capital project related to the its Ontario hydroelectric assets and related water rights and $6 million is required as reserves under the term loan credit agreement (see note 7, Other (income) expenses, net, for more information).

Note 17. Accounts Payable and Accrued Liabilities

The components of accounts payable and accrued liabilities as at December 31 are as follows:

	2007 $	2006 $
Trade payables	330	386
Accrued Interest	72	79
Compensated absences accrued	69	76
Provision for mill closure elements (note 5)	60	7
Payroll-related liabilities	56	65
Freight Payable	22	30
Employee future benefits (note 20)	18	24
Payable on capital projects	14	15
Stumpage fees and silviculture payable	11	26
Income and other taxes payable	9	17
Provision for asset retirement obligations (note 21)	8	1
Provision for environment (note 21)	7	13
Other	15	40

	691	779

Note 18. Short-Term Debt, Long-Term Debt and Accounts Receivable Securitization Program

a) Short-Term Debt

	2007 $	2006 $
Canadian and U.S. revolving facilities bearing interest at floating rates based on bankers’ acceptances, prime, U.S. base rate or LIBOR, maturing in November and December 2008	383	—

The $710 million credit facility has two components: “Facility A” is a $510 million revolving credit facility secured by certain fixed assets and “Facility B” is a $200 million revolving credit facility secured by certain working capital elements. The carrying value of the secured assets is $920 million as of December 31, 2007. Amounts drawn do not require reimbursement before maturity. As at December 31, 2007, the Company had outstanding letters of credit pursuant to this revolving facility, for an amount of $75 million (2006 – $93 million). The unused portion of the facilities incurs a commitment fee of 0.7%.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Since December 31, 2007, the Company borrowed additional amounts under its revolving credit facilities.

Financial covenants under the Company’s revolving credit facilities agreement (“credit agreement”) must be maintained at the end of the financial quarter based upon its consolidated financial results and consist of the following two ratios:

i.	a maximum ratio of net funded debt (including all advances under the Company’s facilities and the outstanding amount of any securitization programs, less cash and cash equivalents) to total capitalization (generally defined as equity and net funded debt) of 70% until December 31, 2007 and 65% thereafter; and

ii.	a minimum ratio of EBITDA (generally defined as net income, excluding extraordinary and non-recurring gains (or losses), gains (or losses) from assets sales or abandonments or reserves related thereto, and non-controlling interest items, plus interest expenses, plus income taxes plus amortization and depreciation) to interest expense of 1.50 to 1. This ratio has been waived, as noted below, until the end of the second quarter of 2008.

In July 2007, the Company amended its credit agreement to waive its interest coverage ratio requirement until the end of the second quarter of 2008 and also waived certain other provisions to permit the reorganization and rationalization of its corporate structure.

The Company’s credit agreement limits its ability to provide financial assistance in favour of any person that is not an Abitibi subsidiary, including its parent AbitibiBowater. However, the Company (including its subsidiaries) may (1) pay dividends or make other distributions to its shareholders and (2) guarantee the funded debt of any other person (certain subsidiaries of the Company are restricted however in their ability to incur funded debt and to guarantee funded debt of other persons).

Although the Company is in compliance with its net funded debt to total capitalization covenant under its credit agreement at December 31, 2007, there can be no assurance that it will remain in compliance in the near term in light of the factors discussed above and the Company’s forecast of continued operating losses. Based on current forecasts, the Company expects to be in default with its net funded debt to total capitalization covenant as measured at the end of the first quarter of 2008, however, the Company has developed a refinancing plan to address the upcoming debt maturities which, if successful, will replace the current covenants. Failure to comply with the financial or other covenants of the credit facilities, or failure to refinance the debt as planned, could result in the outstanding borrowings under these facilities becoming immediately due and payable (unless the lenders waive any resulting event of default).

ACH LP entered into an unsecured $15 million credit facility, which requires ACH LP to meet a specific financial ratio.

b) Long-Term Debt

	2007 $	2006 $
Recourse
Canadian and U.S. revolving facilities bearing interest at floating rates based on bankers’ acceptances, prime, U.S. base rate or LIBOR, maturing in November and December 2008	—	193
US$15 million 6.95% notes matured on December 15, 2006	—	—
US$61 million 7.625% notes due May 15, 2007	—	71
US$196 million 6.95% notes due April 1, 2008	193	223
US$150 million 5.25% notes due June 20, 2008	148	175
US$150 million 7.875% notes due August 1, 2009	148	173
US$395 million 8.55% notes due August 1, 2010	388	460
US$200 million 7.75% notes due June 15, 2011	205	233
US$200 million, three-month LIBOR plus 3.5% floating-rate notes due June 15, 2011	200	233
US$350 million 6.00% notes due June 20, 2013	350	408
US$450 million 8.375% notes due April 1, 2015	449	524
CAD $250 million 7.132% term loan due March 31, 2017 (1)	250	—
US$100 million 7.40% debentures due April 1, 2018	87	102
US$250 million 7.50% debentures due April 1, 2028	204	244
US$250 million 8.50% debentures due August 1, 2029	235	276
US$450 million 8.85% debentures due August 1, 2030	449	524
Other recourse debt	14	14
Non-recourse (9.2% amortized loan maturing April 1, 2023)(2)	23	24

	3,343	3,877
Less: Due within one year	342	72

	3,001	3,805

(1)	Term loan, non recourse to the Company, which requires ACH LP to meet a specific financial ratio.
(2)	Amortized loan, non recourse to the Company, secured by the assets of Star Lake Hydro Partnership.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

c) Scheduled long-term debt repayments

$
2008	342
2009	153
2010	393
2011	409
2012	4
Thereafter	2,042

3,343

d) Fair value of long-term debt

The estimated fair value of the long-term debt as at December 31, 2007 is at $3,084 million (2006 – $3,499 million) and has been determined based on management’s best estimate of the fair value to renegotiate debt with similar terms at December 31, 2007.

e) Accounts Receivable Securitization Program

Abitibi has historically sold most of its trade accounts receivable through two securitization programs in order to reduce working capital requirements. Under the programs, outstanding proceeds as at December 31, 2007 were $341 million out of total trade receivables sold of $489 million for a difference of $147 million, which is included in “Accounts receivable” in the Consolidated Balance Sheets (2006 – $433 million out of total trade receivables sold of $588 million for a difference of $155 million). Accounts receivable are sold at discounted amounts based on the securitization provider’s funding cost plus a margin. The Company acts as a service agent and administers the collection of the accounts receivable sold pursuant to these agreements. Since the fees received for servicing the accounts receivable approximate the value of services rendered, no servicing asset or liability has been recorded. The amount that can be obtained under the accounts receivable securitization programs depends on the amount and nature of the accounts receivable available to be sold.

In January 2008, one of those programs, which was uncommitted, was terminated and the other, which is committed, was amended to incorporate the receivables of the other and its maturity date was reset so that the Company now maintains an ongoing securitization program committed until July 2009 to obtain aggregate proceeds of up to $350 million from accounts receivable, pursuant to sale agreements.

The net cash paid during the year, $32 million (2006 – $27 million paid, 2005 – $29 million received), is presented as a change in non-cash operating working capital components in the Consolidated Statements of Cash Flows. The net charge during the year is included in “Other expenses (income)” in the Consolidated Statements of Earnings (Loss).

Note 19. Financial Instruments and Risk Management

The Company utilizes certain derivative instruments to enhance its ability to manage risk relating to cash flow exposures. Derivative instruments are entered into for periods consistent with related underlying cash flow exposures and do not constitute positions independent of those exposures. The Company does not enter into contracts for speculative purposes; however, it does, from time to time enter into interest rate, commodity and currency derivative contracts that are not accounted for as accounting hedges.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

For derivatives that qualify for hedge accounting, the Company designates the derivative as a hedge at its inception. The Company formally documents all relationships between the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the various hedge transactions. The Company links all hedges that are designated as cash flow hedges to forecasted transactions. Under the terms of its risk management policy, the Company may enter into derivative contracts to hedge forecasted transactions for a period not to exceed two years. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. If it is determined that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively.

Canadian dollar and U.S. dollar forward contracts and U.S. dollar zero cost tunnels

The Company pays a significant portion of the operating expenses of its Canadian mill sites in Canadian dollars. To reduce its exposure to U.S.-Canadian dollar exchange rate fluctuations, the Company periodically enters into and designates forward contracts and tunnel contracts to hedge certain of the forecasted Cdn dollar cash outflows at its Cdn mill operations, which the Company believes are probable of occurring. Hedge ineffectiveness associated with these forward contracts was negligible for the periods presented.

Interest rate swaps

The Company utilizes interest rate swaps to manage its fixed and floating interest rate mix on its long-term debt.

Monetization of Financial Instrument

The Company’s foreign exchange instruments were in a substantial gain position at the date of the Combination due to the strengthening of the Canadian dollar against the U.S. dollar. In November 2007, the Board authorized the monetization of the Company’s forward exchange and tunnel contracts. The Company completed the monetization of these derivative instruments in 2007 and, as a result, received cash proceeds of approximately $30 million upon the termination of certain of these contracts. For those contracts that were not terminated, the Company entered into offsetting currency contracts to effectuate the monetization. The change in fair value of the contracts up to the date of the monetization has been recorded in “Accumulated Other Comprehensive Loss”.

Information regarding the Company’s outstanding contracts’ notional amount, fair market value, and range of rates is summarized in the table below. The fair value of our derivative financial instruments is based on current termination values or quoted market prices of comparable contracts.

The notional amount of these contracts represents the amount to be purchased or sold at maturity and does not represent our exposure on these contracts.

	Notional Amount of Derivatives ($USD)		Asset/(Liability) Fair Market Value	Range Of Interest Rates and U.S.$/CDN$ Exchange Rates (1 USD = $CDN)

As of December 31, 2007:
Foreign Currency Exchange Agreements:
Buy Canadian dollars due in 2008	70		6	.8342 -.9544
Sell Canadian dollars due in 2008	70		(1)	.8342 -.9951
Interest Rate Swaps	800	(1)	(4)	2.53 -4.73

As of December 31, 2006:
Foreign Currency Exchange Agreements:
Buy Canadian dollars due in 2007	692		(10)	.8592 -.8801
Interest Rate Swaps	800	(1)	(37)	2.53 -4.73

(1)	Net of $50 million undesignated in 2005

The counterparties to our derivative financial instruments are substantial and creditworthy multi-national financial institutions. The risk of counterparty non-performance is considered to be remote.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Credit risk management

The Company is exposed to credit risk on the accounts receivable from its customers. In order to manage its credit risk, the Company has adopted policies, which include the analysis of the financial position of its customers and the regular review of their credit limits. The Company also subscribes to credit insurance and, in some cases, requires bank letters of credit. As a result, the Company does not have significant exposure to any individual customer. Its customers are mainly in the newspaper publishing, commercial printing, paper converting, advertising and lumber wholesaling and retailing businesses.

The Company is exposed to credit risk on the favourable fair value of its derivative financial instruments. In order to mitigate that risk, the Company contracts its derivative financial instruments with credit-worthy financial institutions and sets a limit on a percentage basis that it can contract with any given financial institution.

Fair value of financial instruments

The book value of the Company’s other financial instruments, namely cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair value because of the short-term maturities of these items.

The differences between the carrying and the fair value of financial instruments contracted by the Company arise in part, from changes in interest and exchange rates between the inception dates of these contracts and the balance sheet date. The effect on the financial statements may vary depending on future changes in interest and exchange rates. See note 18, Short-Term Debt, Long-Term Debt and Accounts Receivable Securitization Program, for a comparison of the carrying and the fair value of the Company’s long-term debt.

Note 20. Employee Future Benefits

a) Defined contribution plans

The Company contributes to several defined contribution, multi-employer and 401(k) plans. The pension expense under these plans is equal to the Company’s contribution. The 2007 pension expense was $14 million (2006 – $15 million, 2005 – $14 million).

b) Defined benefit plans

The Company maintains contributory defined benefit pension plans covering certain groups of employees. The Company has an obligation to ensure that these plans have sufficient funds to pay the benefits earned. These plans provide pensions based on length of service and final average employee earnings. The pension expense and the obligation related to the defined benefit plans are actuarially determined using management’s most probable assumptions.

c) Other benefit plans

The Company provides other benefit plans consisting of group health care and life insurance benefits to eligible retired employees and their dependents. The other benefit expense and the obligation related to the other benefit plans are actuarially determined using management’s most probable assumptions.

d) Description of fund assets

The assets of the pension plans are held by an independent custodian and are accounted for separately in the Company’s pension funds. The pension plan target percentage allocations and weighted average asset allocations as at December 31, by asset category, are as follows:

	Target Allocation %	2007%	2006%
Debt securities	50	53	47
Equity and other securities	50	47	53

	100	100	100

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

e) Funding policy

The Company makes contributions that are required to provide for benefits earned in the year and fund past service obligations over periods not exceeding those permitted by the applicable regulatory authorities.

The Company’s funding policy is in accordance with the regulatory authorities’ requirements and is determined by actuarial valuation conducted at least on a triennial basis for Canadian and United Kingdom pension plans and annually for U.S. pension plans. With regards to all pension plans, the latest actuarial valuations were conducted as at December 31, 2006 for plans representing approximately 89% of the total plan obligations, as at December 31, 2005 for plans representing approximately 5% of the total plan obligations, and at different dates between December 31, 2004 and December 31, 2005 for the remaining plans.

These valuations indicated a funding deficit at that time. Total cash contributions for all the Company’s defined benefit pension plans are expected to be approximately $169 million in 2008 compared to $193 million paid in 2007 (2006 – $206 million).

f) Investment policy

The Company’s investment strategy for pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to secure the Company’s obligation to pay pension benefits to qualifying employees while minimizing and stabilizing pension expense and contributions. The asset allocation for each plan is reviewed periodically and rebalancing toward target asset mix is made when asset classes fall outside of a predetermined range. Risk is managed for each plan through diversification of asset classes, specific constraints imposed within asset classes, annual review of the investment policies to assess the need for changes, and monitoring of fund managers for compliance with mandates as well as performance measurement. A series of permitted and prohibited investments are listed in the Company’s respective investment policies. The policy also permits the use of derivative financial instruments in its asset allocation. Prohibited investments include investments in the equity securities of the ultimate parent company, AbitibiBowater, or its affiliates as well as investments in the Company’s debt securities.

g) Expected return on assets assumption

The expected long-term rate of return on plan assets is based on several factors, including input from pension managers, consultants, and projected long-term returns on broad equity and bond indices. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio is developed considering the effects of active portfolio management and expenses paid from plan assets.

h) Information about the Company’s defined benefit pension plans and other benefit plans in aggregate

The following table presents the change in the accrued benefit obligation, the change in the fair value of plan assets and the funded status of the plans:

	Pension Benefit Plans		Other Benefit Plans
	2007 $	2006 $	2007 $	2006 $
Change in accrued benefit obligation
Accrued benefit obligation, beginning of year	4,234	4,167	251	256
Current service cost	88	94	3	4
Interest cost	219	215	12	13
Plan amendments	4	9	(5)	—
Actuarial loss (gain) on accrued benefit obligation	(161)	7	(19)	(6)
Curtailments, settlements and special early retirement benefits	(17)	—	(25)	—
Foreign exchange loss (gain)	(46)	15	(12)	—
Benefits paid	(260)	(273)	(16)	(16)

Accrued benefit obligation, end of year	4,061	4,234	189	251

Change in fair value of plan assets
Fair value of plan assets, beginning of year	3,627	3,293	—	—
Actual return on plan assets	76	363	—	—
Employer’s contributions	193	206	16	16
Plan participants’ contributions	27	28	—	—
Benefits paid	(260)	(273)	(16)	(16)
Settlement	(5)	—	—	—
Foreign exchange gain (loss) and other	(33)	10	—	—

Fair value of plan assets, end of year	3,625	3,627	—	—

Funded status of the plans
Funded status of the plans (deficit)	(436)	(607)	(189)	(251)
Unrecognized prior service cost	75	96	12	24
Unrecognized actuarial loss	740	837	16	64
Other components	2	2	1	1

Net amount recognized in balance sheets	381	328	(160)	(162)

Included in:
Accrued pension benefit asset	500	452	—	—
Accounts payable and accrued liabilities	(3)	(7)	(15)	(17)
Pension and other postretirement benefit obligations	(116)	(117)	(145)	(145)

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

The following table presents defined benefit pension plans and other benefit plans for which the accrued benefit obligation is in excess of fair value of plan assets:

	Pension Benefit Plans		Other Benefit Plans
	2007 $	2006 $	2007 $	2006 $
Accrued benefit obligation	3,409	4,021	189	251
Fair value of plan assets	2,934	3,395	—	—

	475	626	189	251

i) Components of periodic cost for defined benefit pension and other benefit plans

The following table presents the periodic cost for the defined benefit pension plans:

	2007 $	2006 $	2005 $
Current service cost, net of participant contributions	61	66	55
Interest cost	219	215	222
Actual return on assets	(76)	(363)	(350)
Plan amendments	4	9	10
Recognized actuarial loss on accrued benefit obligation	(161)	7	354
Settlement, curtailment and special early retirement	(12)	—	16

Benefit costs before adjustments to recognize the long-term nature of plans	35	(66)	307

Adjustments to recognize the long-term nature of plans:
Difference between expected return and actual return on plan assets	(159)	132	123
Difference between actuarial loss recognized for year and actual actuarial loss on accrued benefit obligation for year	247	55	(323)
Difference between amortization of past service costs for year and actual plan amendments for year	21	4	3

Defined benefit pension cost recognized	144	125	110

The following table presents the periodic cost for the other benefit plans:

	2007 $	2006 $	2005 $
Current service cost, net of participant contributions	3	4	3
Interest cost	12	13	13
Plan amendments	(5)	—	20
Actuarial loss (gain) on accrued benefit obligation	(19)	(6)	23
Curtailment and special early retirement	(25)	—	—

Benefit costs before adjustments to recognize the long-term nature of plans	(34)	11	59

Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for year and actual actuarial loss on accrued benefit obligation for year	46	10	(20)
Difference between amortization of past service costs for year and actual plan amendments for year	10	3	(19)

Defined benefit cost recognized	22	24	20

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

j) Events Impacting Net Periodic Benefit Cost for the Year Ended December 31, 2007

In November 2007, the Company announced the permanent closure of its Belgo and Fort William facilities (Note 5. Closure Costs, Impairment and Other Related Charges). In December 2007, the Company announced the termination of certain non-union employees. In December 2007, the Company also announced that benefits under two of its non-union defined benefit plans would be frozen at December 31, 2007 for some employees and at March 31, 2008 and January 1, 2009 for others. As a result, curtailment losses of $11 million and special termination benefits of $2 million were included in net periodic benefit cost of the pension plans.

In December 2007, the Company announced that benefits under certain of its OPEB plans will be eliminated for most employees. As a result, a curtailment loss of $1 million was included in net periodic benefit cost of the OPEB plans.

In December 2007, certain employees received lump-sum or change of control payouts from the Company’s U.S. Supplemental Executive Retirement Plan. Accordingly, settlement losses of $1 million and special termination benefits of $1 million were included in net periodic benefit cost of the pension plans.

k) Measurement date and assumptions

The Company uses December 31 as the measurement date for all the defined benefit pension plans and other benefit plans. Weighted average assumptions used to determine net defined benefit plan and other benefit costs for the years ended as at December 31, were as follows:

	2007%	2006%	2005%
Discount rate	5.20	5.25	6.00
Expected long-term return on plan assets	6.90	7.00	7.25
Rate of compensation increase	2.50	3.10	3.10

Weighted average assumptions used to determine benefit obligations as of December 31, were as follows:

	2007%	2006%
Discount rate	5.60	5.25
Rate of compensation increase	2.40	3.10

Assumed health care cost trend rate for other benefit plans as of December 31, was as follows:

	2007%	2006%
Initial health care cost trend rate	8.31	9.75
Cost trend rate declines to	5.00	6.13
Year that the rate reaches the rate it is assumed to remain at	2010	2014

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

l) Sensitivity analysis

Assumed health care cost trend rate has an effect on the amounts reported for the other benefit plans. A one-percentage-point increase or decrease in assumed health care trend rate would have the following impact on:

	Increase of 1% $	Decrease of 1% $
Net periodic benefit cost	1	(1)
Accrued benefit obligation	12	(11)

m) Expected benefit payments

Benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows for the years ending December 31:

	Pension Benefits $	Other Benefits $	Expected Subsidy Receipts $
2008	239	15	—
2009	240	15	—
2010	241	15	1
2011	249	15	1
2012	337	15	1
2013-2017	1,458	74	3

In 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was passed, which introduced amongst others, a federal subsidy to sponsors of retiree health care benefit plans offering a prescription drug program comparable to Medicare’s drug program. The FASB issued, in 2004, the FASB Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which requires employers who sponsor post-retirement health care plans that provide drug benefits to provide some disclosures as to the expectation of the subsidy that will be received. This only applies to the Company’s US other benefit plans.

The estimates are based on assumptions about future events. Actual benefit payments may vary significantly from these estimates.

Note 21. Commitments and Contingencies

a) Contingencies

In the normal course of business activities, the Company is subject to a number of claims and legal actions that may be made by customers, suppliers and others in respect of which either an adequate provision has been made or for which no material liability is expected.

Although the Company considers the provision to be adequate for all its outstanding and pending claims, the final outcome with respect to actions outstanding or pending as at December 31, 2007, or with respect to future claims, cannot be predicted with certainty. It is management’s opinion that their resolution will not have a material adverse effect on the Company’s consolidated financial position, earnings and cash flows.

b) Environmental matters

The Company is subject to environmental laws and regulations, enacted by Federal, Provincial, State and local authorities.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

In 2007, the Company’s operating expenditures for environmental matters, which comprise air emission, effluent treatment, landfill operation and closure, bark pile management and silviculture activities, amounted to $77 million (2006 – $82 million, 2005 – $89 million). The Company made capital expenditures for environmental related matters of $19 million in 2007 (2006 – $20 million, 2005 – $17 million) for the improvement of effluent treatment, air emissions and remedy actions to address environmental compliance.

While the Company believes that it has identified costs likely to be incurred in the next several years, based on known information, for environmental matters, the Company’s ongoing efforts to identify potential environmental concerns that may be associated with its properties may lead to future environmental investigations. These efforts may result in the identification of additional environmental costs and liabilities, which cannot be reasonably estimated at this time.

Additional costs, not known or identifiable, could be incurred for remediation efforts. Based on policies and procedures in place to monitor environmental exposure, management believes that such additional remediation costs would not have a material adverse effect on the Company’s consolidated financial position, earnings and cash flows.

The following table provides a reconciliation of the environmental provision as of December 31, 2007.

2007 $
Environmental provision, beginning of year	19
Environmental provisions incurred during the year	6
Environmental payments during the year	(2)

Environmental provision, end of year	23

Consists of:
Current portion, included in Accounts payable and accrued liabilities	7
Long-term portion, included in Other long-term liabilities	16

Provisions for environmental matters are not discounted. The Company anticipates that most of the liability as at December 31, 2007 will be paid out over the next five years.

The following table provides a reconciliation of the asset retirement obligations provision as of December 31, 2007.

2007 $
Asset retirement obligations provision, beginning of year	18
Asset retirement obligations provisions incurred during the year	26
Asset retirement obligations payments during the year	(1)

Asset retirement obligations provision, end of year	43

Consists of:
Current portion, included in Accounts payable and accrued liabilities	8
Long-term portion, included in Other long-term liabilities	35

In 2007, as part of its comprehensive strategic review, the Company announced the permanent closure of the Belgo and Lufkin paper mills. As a result, the Company was able to estimate the fair value for certain asset retirement obligations that were conditional upon closing of the facilities and previously could not be estimated since the settlement date of the obligation was indeterminate, and recorded a provision of $26 million within the “Impairment of long-lived assets” component of “Closure costs, impairment and other related charges” in the Consolidated Statements of Earnings (Loss).

Provisions for asset retirement obligations are discounted. The Company anticipates that most of the liability at December 31, 2007 will be paid out over the next five years. The Company has also identified other asset retirement obligations that have an indeterminate settlement date for which fair value is not reasonably estimable, and as a result, no liability has been recorded. A liability stemming from these asset retirement obligations will be accounted for in the period in which there is sufficient information to set an obligation maturity schedule.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

c) Commitments

In the normal course of its business activities, the Company has commitments under various operating leases and purchase obligations for expected cash outflows for the following years as presented herein:

$
2008	55
2009	42
2010	37
2011	34
2012	32
Thereafter	89

289

Total rental expense for operating leases was $87 million in 2007, $70 million in 2006 and $63 million in 2005.

d) Indemnities

The Company has, over time, sold portions of its business. Pursuant to these sale agreements, the Company may have to indemnify the purchasers because of representations, guarantees and related indemnities made by the Company on issues such as tax, environment, litigation, employment matters or as a result of other indemnification obligations. These types of indemnification guarantees generally extend for periods not exceeding 10 years.

The Company is unable to estimate the potential liability for these types of indemnification guarantees as the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. However, the maximum guarantee is not to exceed the proceeds from the disposal, accordingly, no provisions have been recorded.

Historically, the Company has not incurred any significant expense under such agreements.

Note 22. Stock-Based Compensation Plans

Prior to the Combination, the Company maintained various incentive stock plans (“pre-combination plans”) that provided for grants of Abitibi stock options, restricted stock units (“RSUs”) and deferred stock units (“DSUs”) to Company directors, officers and key employees. As a result of the Combination, the pre-combination plans have been modified and replaced with stock options, RSUs and DSUs of AbitibiBowater (“post-combination plans”), under substantially the same terms and conditions that existed under the pre-combination Abitibi plans. On the Combination, outstanding grants under the pre-combination plans have been converted into equivalent grants of AbitibiBowater using the Abitibi exchange ratio of 0.06261.

With the exception of the stock option plans which are described more fully below, over the last three years, including the current year effect of the aforementioned modifications of the plans, no significant expense was incurred for the RSU and DSU pre and post-combination plans and there were no significant amounts payable.

Stock option plans

Prior to the Combination, the Company had stock option plans for eligible employees and non-employee directors of the Company, under which common shares of the Company may be purchased at a price equal to the market price of the common shares at the grant date of the option. The right to exercise the options generally vests over a period of four years of continuous employment or immediately for non-employee directors of the Company. The options can be exercised over a period not to exceed 10 years from the date of the grant. No more grants will be made under the pre-combination plans.

The Company records stock option expense based on the fair value-based method and during the year ended December 31, 2007, under the pre-combination stock option plans, as described above, an amount of $3 million (2006 – $6 million; 2005 – $8 million) was included in “Contributed surplus” in the Consolidated Balance Sheets in conjunction with the recognition of stock-based compensation expense. The related expense is included in “Selling, general and administrative expenses” in the Consolidated Statements of Earnings (Loss).

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Since the Combination, benefits earned by Company directors, officers and employees under the post-combination plans are recorded by the Company in the Consolidated Statements of Earnings (Loss) as stock based compensation expense with an equivalent amount now considered as contributed surplus from the parent company, AbitibiBowater.

The fair value of each option granted under the pre-combination plans during the years ended December 31, 2007, 2006 and 2005, was estimated on the granting date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2007	2006	2005
Assumptions
Dividend yield	—	2.5%	1.6%
Volatility	37.2%	36.6%	25.4%
Risk-free interest rate	4.0%	4.1%	4.1%
Expected option lives (in years)	6.1	6.1	6.1
Weighted average fair value of each option ($/option)	1.42	1.32	2.11

A summary of the status of the pre-Combination stock option plans as at December 31, 2007, 2006 and 2005, and changes during the years ended on those dates is presented below:

	2007		2006		2005
	Options (in millions of shares)	Weighted average exercise price ($ per option)	Options (in millions of shares)	Weighted average exercise price ($ per option)	Options (in millions of shares)	Weighted average exercise price ($ per option)
Outstanding, beginning of year	14.5	11.51	13.6	12.61	13.9	13.61
Granted	1.7	3.28	1.5	4.06	1.4	6.12
Forfeited	(1.0)	14.69	(0.2)	13.18	(1.3)	15.06
Expired	(0.5)	21.53	(0.4)	17.78	(0.4)	17.29
Converted to AbitibiBowater Options	(14.7)	10.04

Outstanding, end of year	—	—	14.5	11.51	13.6	12.61

Options exercisable, end of year	—	—	10.7	13.19	9.7	13.89

The following tables summarize information about AbitibiBowater stock options granted to Company employees and non-employee directors outstanding as at December 31, 2007:

	2007
	Options (in thousands of shares)	Weighted average exercise price ($ per option)
Outstanding, beginning of year	—	—
Converted from Abitibi Options	920	160.43
Forfeited	(2)	211.31

Outstanding, end of year	918	160.32

Options exercisable, end of year	678	190.95

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

	Options Outstanding			Options Exercisable
	Options outstanding (in thousands of shares)	Average remaining life (in years)	Weighted average exercise price ($ per option)	Options exercisable (in thousands of shares)	Weighted average exercise price ($ per option)
$52.39	106	9	52.39	—	52.39
$64.85	96	8	64.85	24	64.85
$97.75 - $155.57	86	7	97.96	43	98.17
$156.84 - $170.26	82	6	166.55	63	166.44
$175.21 - $187.35	132	5	175.31	132	175.31
$187.99 - $195.34	103	3	188.81	103	188.81
$205.40 - $212.75	120	4	212.74	120	212.74
$212.83 - $227.92	93	2	214.36	93	214.36
$230.00 - $295.80	100	1	250.97	100	250.97

	918	5	160.32	678	190.95

Note 23. Investments in Joint Ventures

The Company’s consolidated financial position as at December 31, 2007 and 2006 and consolidated results of operations and cash flows for the years ended December 31, 2007, 2006, and 2005 include, on a proportionate consolidation basis, its 51% joint venture interest in Star Lake Hydro Partnership, and its 50% joint venture interest in each of Abitibi-LP Engineering Wood Inc., Abitibi-LP Engineering Wood II Inc. and Produits Forestiers Petit-Paris Inc.

Condensed statements of earnings	2007 $	2006 $	2005 $
Sales	57	65	76
Operating expenses	50	57	70

Operating profit	7	8	6
Non-operating expenses	4	3	3

Net earnings	3	5	3

Condensed statements of cash flows	2007 $	2006 $	2005 $
Cash flows from operating activities	3	7	8
Cash flows used in financing activities	(1)	(1)	(1)
Cash flows used in investing activities	(1)	(1)	(1)

Condensed balance sheets	2007 $	2006 $
Assets
Current assets	20	21
Property, plant and equipment, intangible assets and other non-current assets	42	42

Liabilities
Current liabilities	7	8
Long-term debt (including current portion)	23	24
Other non-current liabilities	1	1

Note 24. Segment Information

The Company’s reportable segments are newsprint, specialty papers and wood products, which are based on the products the Company manufactures and sells to external customers. The business segments are managed separately because each segment requires different technology and marketing strategies.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Following the Combination of the Company with Bowater, the Company no longer allocates any of the income or loss items following “Operating income (loss)” in the Company’s Consolidated Statements of Earnings (Loss) to the segments, since they are reviewed separately by management. For the same reason, impairments, severance, gains on dispositions of assets and other discretionary charges or credits are not allocated to the segments. Head-office costs are not allocated to the segments. Share-based compensation expense is, however, allocated to the segments. The Company also allocates amortization expense to the segments, although the related property, plant and equipment are not allocated to the segment assets. Only assets which are identifiable by segment and reviewed by management are allocated to segment assets. Allocated assets include finished goods inventory for the reportable segments. Goodwill is also allocated to the identifiable segments and tested for impairment annually. All other assets are not identifiable by segment and are included in “Corporate and Other”. Prior year information has been recast to reflect the current year presentation.

The accounting policies used in each of these business segments are the same as those described in the summary of significant accounting policies. Inter-segment transfers of wood chips and old papers are recorded at the exchange value, which is the amount agreed to by the parties.

The following tables summarize information about segment profit and loss and segment assets for the three years ended December 31, 2007, 2006 and 2005:

Consolidated Business Segments

	Sales $	Amortization $	Segment income (loss) $	Assets $	Capital Expenditures $	Sales Volume (unaudited)
2007
Newsprint	2,174	224	(40)	885	58	3292	a
Specialty Papers	1,350	146	(54)	493	35	1679	a
Wood products	533	44	(156)	78	12	1572	b
Corporate and Other	56	14	(657)	5,116	2

Continuing operations	4,113	428	(907)	6,572	107

2006
Newsprint	2,579	229	235	907	82	3486	a
Specialty Papers	1,493	152	(7)	489	51	1748	a
Wood products	726	47	155	110	32	1858	b
Corporate and Other	53	12	(56)	6,593	3

Continuing operations	4,851	440	327	8,099	168

2005
Newsprint	2,837	274	100		65	3972	a
Specialty Papers	1,523	169	(1)		67	1782	a
Wood products	890	51	45		37	1965	b
Corporate and Other	92	14	(420)		8

Continuing operations	5,342	508	(276)		177

a)	in thousands of tonnes
b)	in millions of board feet

Wood products sales exclude inter-segment sales of $155 million in 2007 (2006 – $162 million, 2005 – $172 million).

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Specific items affecting:

	Closure costs, impairment and other related charges		Loss on disposition of Snowflake	Gain on Disposition of Assets	Other Elements(1)	Lumber Duties Refund	SG&A Expenses(2)	Total Specific Items
	Closure Costs	Impairment of long- lived assets
2007
Newsprint	—	—	—	—	2	—	—	2
Specialty Papers	—	—	—	—	—	—	—	—
Wood products	—	—	—	—	—	—	—	—
Corporate and Other	100	345	58	(98)	—	—	75	480

	100	345	58	(98)	2	—	75	482

2006
Newsprint	1	(7)	—	—	3	—	(6)	(9)
Specialty Papers	—	—	—	—	—	—	(3)	(3)
Wood products	—	—	—	—	(1)	(197)	(2)	(200)
Corporate and Other	11	—	—	(20)	2	—	2	(5)

	12	(7)	—	(20)	4	(197)	(9)	(217)

2005
Newsprint	16	—	—	—	30	—	—	46
Specialty Papers	—	—	—	—	—	—	—	—
Wood products	—	—	—	—	—	—	—	—
Corporate and Other	44	371	—	(58)	9	—	—	366

	60	371	—	(58)	39	—	—	412

(1)

Other elements include early retirement program costs, pension and other benefit costs, inventory obsolescence related to closure costs and idling costs. These expenses are included as part of “Cost of sales” in the Consolidated Statements of Earnings (Loss).

(2)

SG&A expenses in 2007 pertain to merger related costs. 2006 credits pertain to the reversal of prior years’ provision of capital taxes. Amounts are presented in “Selling, general and administrative expenses” in the Consolidated Statements of Earnings (Loss).

Consolidated Geographic Segments

Property, plant and equipment, intangible assets and goodwill by geographic manufacturing location as at December 31 are as follows:

	2007 $	2006 $	2005 $
Canada		4,341	4,587
United States		1,147	1,192
United Kingdom		253	250

Continuing operations	4,698	5,741	6,029

Sales by final destination for the years ended December 31 are as follows:

	2007 $	2006 $	2005 $
Canada	672	750	710
United States	2,534	3,190	3,547
Other Countries	907	911	1,085

	4,113	4,851	5,342

Note 25. Differences Between Canadian and United States Generally Accepted Accounting Principles

The Company’s consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in some respects from US GAAP. The following are the significant differences in accounting principles as they pertain to the consolidated financial statements.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

a) Net earnings (loss) adjustments

The following table provides a reconciliation of the net earnings (loss) under Canadian GAAP to US GAAP:

	2007 $	2006 $	2005 $
Net earnings (loss), as reported in the consolidated statements of earnings per Canadian GAAP	(714)	54	(350)
Current year adjustments
Deferred Financing fees(12)	(7)	—	—
Contract for the purchase of energy(11)	—	2	—
Income tax recovery (expense)(10 and 12)	1	(1)	—

Net earnings (loss), as adjusted per US GAAP	(708)	55	(350)

All numerical references in this table relate to note 29 f).

b) Comprehensive income (loss)

The following table presents the consolidated statements of comprehensive income (loss) under US GAAP:

	2007 $	2006 $	2005 $
Net earnings (loss) in accordance with US GAAP	(720)	55	(350)
Current year adjustments
Foreign currency translation adjustment(12)	(179)	11	60
Loss on currency options and forward exchange contracts qualifying as a cash flow hedge, net of taxes of $11 million (2006 – $14 million, 2005 – $18 million)(1)	(25)	(29)	(42)
Change in unrealized gains on derivatives designated as cash flow hedges, net of income taxes of $23 million in 2007 (nil in 2006 and 2005)	52	—	—
Additional minimum liability adjustment of defined benefit pension plans, net of taxes of $112 million in 2006 and $38 million in 2005)(5)	—	256	(80)
Change in unamortized prior service costs and unamortized actuarial gains, net of taxes of $14 million	164	—	—

	12	238	(62)

Comprehensive income (loss), as adjusted per US GAAP	(708)	293	(412)

All numerical references in this table relate to note 29 f).

c) Condensed consolidated balance sheets

The following table presents the condensed consolidated balance sheets under Canadian and US GAAP:

	2007		2006
	Canadian GAAP $	US GAAP $	Canadian GAAP $	US GAAP $
Assets
Current assets(1,3,6)	1,009	990	1,384	1,368
Investments(3)	7	27	10	32
Assets held for sale	174	174	—	—
Property, plant and equipment(3)	3,015	2,982	3,984	3,950
Intangible assets(5)	443	443	460	460
Employee future benefits(5)	500	39	452	19
Future income taxes(5)	8	178	322	354
Other assets	176	208	190	190
Goodwill(4)	1,240	1,197	1,297	1,254

	6,572	6,238	8,099	7,627

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

	2007		2006
	Canadian GAAP $	US GAAP $	Canadian GAAP $	US GAAP $
Liabilities and shareholders’ equity
Current liabilities(1,2,3)	1,416	1,408	851	897
Liabilities associated with assets held for sale	19	19	—	—
Long-term debt(2, 3)	3,001	2,978	3,805	3,744
Employee future benefits(5)	261	646	262	877
Future income taxes(5,12)	205	52	629	322
Other long-term liabilities(12)	55	71	30	17
Non-controlling interests(5)	69	56	71	65
Shareholders’ equity	1,546	1,008	2,451	1,705

	6,572	6,238	8,099	7,627

All numerical references in this table relate to note 29 f).

d) Condensed consolidated statements of cash flows

The following table presents the condensed consolidated statements of cash flows under Canadian and US GAAP:

	2007		2006		2005
	Canadian GAAP $	US GAAP $	Canadian GAAP $	US GAAP $	Canadian GAAP $	US GAAP $
Cash flows from (used in) operating activities(3)	(468)	(470)	232	225	164	159
Cash flows from (used in) financing activities(3)	390	391	27	28	(789)	(788)
Cash flows from (used in) investing activities(3)	7	13	(123)	(117)	566	592
Cash generated by discontinued operations (9)	—	—	—	—	3	—

Increase (decrease) in cash and cash equivalents	(71)	(66)	136	136	(56)	(37)
Currency translation adjustment on cash	(13)	(13)	5	5	(4)	(4)
Cash and cash equivalents, beginning of year (3)	216	211	75	70	135	111

Cash and cash equivalents, end of year (3)	132	132	216	211	75	70

All numerical references in this table relate to note 29 f).

e) Condensed consolidated statements of changes in shareholders’ equity

	2007		2006
	Canadian GAAP $	US GAAP $	Canadian GAAP $	US GAAP $
Capital stock	3,518	3,518	3,518	3,518
Contributed surplus	43	43	40	40
Deficit	(1,591)	(1,619)	(843)	(900)
Accumulated other comprehensive loss
Foreign currency translation adjustment(12)	(444)	(442)	(264)	(263)
Unrecognized actuarial gains and losses and past service cost on defined benefit pension and other benefit plans(5)	—	(512)	—	(683)
Unrealized gains on derivative instruments designated as cash flow hedges(1)	20	20	—	(7)

Total accumulated other comprehensive loss	(424)	(934)	(264)	(953)

Total shareholders’ equity	1,546	1,008	2,451	1,705

All numerical references in this table relate to note 29 f).

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

f) Differences between Canadian and US GAAP

1) Currency options and forward exchange contracts

The Company has outstanding options and/or forward exchange contracts, which it designates as cash flow hedges of anticipated future revenue for a maximum period of two years. On January 1, 2001, under US GAAP, the Company adopted the FASB Statement of Financial Accounting Standards (“SFAS”) 133, Accounting for Derivative Instruments and Hedging Activities, as amended. On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3855, Financial Instruments-Recognition and Measurement. This new standard provides for recognition and measurement requirements that are harmonized with SFAS 133 requirements, therefore the differences noted below only apply to the earnings for the periods ended December 31, 2005 and 2006.

In accordance with SFAS 133, the Company has recorded in its balance sheets the fair value of the options and forward exchange contracts used to hedge a portion of the Company’s revenues. Changes in the fair value of these options and forward exchange contracts are recorded in “Other comprehensive income (loss)”, a separate component of shareholders’ equity until the underlying transaction is recorded in earnings. There were no similar fair value recognitions under Canadian GAAP prior to January 1, 2007. When the hedged item affects earnings, gains or losses are reclassified from “Accumulated other comprehensive income (loss)” to the consolidated statements of earnings on the same line as the underlying transaction (“Sales”). Any ineffective portion of hedging derivative’s change in fair value is recognized immediately into earnings. The fair value of derivative contracts that is recognized in the balance sheets is included in “Accounts receivable” or “Accounts payable and accrued liabilities”. Cash flows related to the derivative instruments are included in operating activities.

2) Interest rate swap contracts

The Company has outstanding interest rate swap contracts, which it designates as a fair value hedge related to variations of the fair value of its long-term debt due to change in LIBOR interest rates. Under Canadian GAAP, before the adoption of CICA Handbook Section 3855, on January 1, 2007 an outstanding interest rate swap contract’s fair value is not recognized on the balance sheets. Under US GAAP under SFAS 133, and under Canadian GAAP, since the Company adopted Section 3855, when an interest rate swap contract is designated as an effective fair value hedge of the debt, the swap is measured at fair value on the balance sheets and the offset is applied to the book value of the debt. Cash flows related to the derivative instruments are included in operating activities.

3) Joint ventures

The Company accounts for its joint venture investments using the proportionate consolidation method. Under US GAAP, these joint ventures would be accounted for using the equity method. This difference does not affect net earnings.

4) Duplicate property provisions

Up to July 1, 2001, Canadian GAAP permitted the acquirer in a business combination accounted as a purchase to adjust to fair value specific assets and obligations of the acquirer as if they were those of the acquired Company. These are referred to as the duplicate property provisions. US GAAP would not have permitted this accounting treatment in accordance with Emerging Issues Task Force Abstract 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination and these costs would have been recorded in earnings.

5) Employee future benefits

Effective December 31, 2006, the Company adopted SFAS 158, Accounting for Defined Benefit Plans and Other Post-Retirement Benefits – an amendment of FASB Statements No. 87, 88, 106 and 132 (R). This standard requires an employer to recognize the over-funded or under-funded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that status in the year in which the change occurs through “Other comprehensive income (loss)”. There are no such requirements under Canadian GAAP. The following

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

table presents the incremental effect of applying this statement on individual line items in the consolidated balance sheet as at December 31, 2006:

	Before application of SFAS no. 158 $	Incremental effect of applying SFAS no. 158 $	After application of SFAS no. 158 $
Intangible assets	528	(68)	460
Employee future benefits	328	(309)	19
Future income taxes	332	22	354

Total assets	7,968	(355)	7,613

Employee future benefits	525	352	877
Future income taxes	538	(216)	322
Non-controlling interests	71	(6)	65
Accumulated other comprehensive income	(468)	(485)	(953)

Total liabilities and shareholder’s equity	7,968	(355)	7,613

Components of net periodic benefit cost:

	Pension benefit plans			Other benefit plans
	2007 $	2006 $	2005 $	2007 $	2006 $	2005 $
Service cost	61	66	55	3	4	3
Interest cost	219	215	222	12	13	13
Expected return on plan assets	(235)	(231)	(227)	—	—	—
Amortization of past service cost	25	13	13	5	3	3
Amortization of unrecognized actuarial loss	86	62	31	27	4	4
Settlement, curtailment and special early retirement	(12)	—	16	(25)	—	—

Net periodic benefit cost	144	125	110	22	24	20

Amounts expected to be recognized in net periodic benefit cost:

	Pension benefit plans	Other benefit plans
	2008 $	2008 $
Past service cost amortization	11	2
Net actuarial loss amortization	37	—

Until the adoption of SFAS 158, the provisions of SFAS 87, Employers’ Accounting for Pensions required the Company to record an additional minimum pension liability for plans where the accumulated benefit obligation exceeded plan assets’ fair value. With regards to these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded net of income tax in “Other comprehensive income (loss)”. There were no such requirements under Canadian GAAP.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $2,373 million, $2,207 million and $1,941 million, respectively, as at December 31, 2007 (2006 – $2,509 million, $2,292 million and $1,930 million, respectively).

Accumulated benefit obligation as of December 31, 2007 amounted to $3,742 million (2006 – $3,916 million).

6) Accounts receivable

As at December 31, 2007, accounts receivable included $132 million of non-trade receivables (2006 – $111 million).

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

7) Dividends from investments subject to significant influence

For the year ended December 31, 2007, the Company received dividends or cash distributions in the amount of $5 million from its joint ventures (2006 – $5 million, 2005 – $25 million).

8) Discontinued operations

On November 17, 2005, the Company completed the sale of its 50% share ownership in PanAsia. Under Canadian GAAP, the Company’s share in the results, prior to the sale, is reported as discontinued operations. Under US GAAP, as the investment was accounted for using the equity method, there are no discontinued operations.

Under US GAAP, the amount for each category of cash flows from discontinued operations presented in note 9 would be presented directly on the statement of cash flows.

9) Research and development tax credits

Tax credits relating to research and development are recognized in earnings as a reduction of the related expenses, which are part of cost of products sold, when the Company has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Under US GAAP, those tax credits have been recorded as a reduction of the income tax expense or an increase of the income tax recovery. The tax credits relating to research and development for the year ended December 31, 2007 amounted to $15 million (2006 – $29 million, 2005 – $52 million).

10) FIN 48

We adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, no additional charges were accounted for against our liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follow:

2007 $
Balance at January 1, 2007	56
Increase (decrease) in unrecorded tax benefits resulting from:
Positions taken in a prior period	3
Current year unrecognized tax benefits	18
Settlements with taxing authorities	(1)
Expiration of statute of limitations	(10)

Balance at December 31, 2007	66

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $66 million. If recognized, these items would impact the Consolidated Statements of Operations and our effective tax rate. We do not anticipate a decrease of the unrecognized tax benefits during the next twelve months. The unrecognized tax benefits are attributable to various Canadian income tax issues related to non-arm’s length transactions and Canadian investment tax credits.

In the normal course of business, we are subject to audits from the federal, state, provincial and other tax authorities regarding various tax liabilities. Any audits may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. The amount ultimately paid upon resolution of issues raised may differ from the amount accrued. We believe that taxes accrued on our Consolidated Balance Sheets fairly represent the amount of future tax liability due.

11) Contract for the purchase of energy and quantifying financial statement misstatements

In September 2006, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Prior to the application of the guidance in SAB 108, the Company used the roll-over method for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods.

SAB 108 permits the Company to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the book values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings (deficit). The Company previously quantified the errors described below under the roll-over method and concluded that they were immaterial—individually and in the aggregate for all the periods in which the misstatement originated. The Company elected to record the effects of applying SAB 108 using the cumulative effect transition method. The following table summarizes the effects up to January 1, 2006 of applying the guidance in SAB 108:

	Period in which the misstatement originated
	Cumulative prior to January	Years ended December 31		Adjustment recorded as of January 1
	2004 $	2004 $	2005 $	2006 $
Other long-term liability (i)	26	(3)	(6)	17
Future income tax liabilities (ii)	(8)	1	2	(5)
Foreign currency translation adjustment	—	—	2	2
Impact on net earnings (loss) (iii)	(18)	2	2
Deficit (iv)				(14)

i)	A contract for the purchase of energy, containing embedded derivatives signed in 1998 was deemed acquired in April 2000 in the business combination of the Company and Donohue Inc. Therefore, this contract should have been marked-to-market with changes in fair value flowing through net earnings (loss) since the adoption of SFAS 133 in 2001. As a result of this error, the Company’s cost of products sold was understated by $26 million (cumulatively) in years prior to 2004, overstated by $3 million in 2004 and by $3 million in 2005. The Company recorded a $17 million increase in long term liability as of January 1, 2006 with $14 million increase in deficit to correct these misstatements.
ii)	As a result of the misstatements described, the Company’s provision for income taxes was overstated by $8 million (cumulatively) in years prior to 2004, understated by $1 million in 2004 and by $1 million in 2005.
iii)	Represents the net under-statement (over-statement) of net earnings (loss) for the indicated periods resulting from these misstatements.
iv)	Represents the net increase to deficit recorded as of January 1, 2006 to record the initial application of SAB 108.

The Company is party to a contract for the purchase of energy signed in 1998 and deemed acquired in April 2000 in the business combination of the Company and Donohue Inc. Under US GAAP, this contract contains embedded derivatives that need to be bifurcated and recorded at fair value with changes recorded in earnings. Under Canadian GAAP, this contract is exempted by virtue of the transition rules of Section 3855 and is accordingly not separately recognized in the financial statements.

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

The effect on the statement of earnings for the year ended December 31, 2007 was a reduction of $0 million of cost of products sold ($2 million in 2006) and an increase of $0 million of income tax expense ($1million in 2006). In addition, foreign currency translation adjustment was negatively impacted by $2 million in 2007 in “Other comprehensive income (loss)” ($1 million in 2006). The Company recorded a $17 million increase in long term liability as of January 1, 2006 with $14 million increase in deficit to correct the cumulative effect of the misstatements.

12) Deferred financing fees

Upon adoption of Section 3855 on January 1, 2007, the Company elected to recognize all transaction costs associated to long-term debt into earnings as incurred and accordingly, has written off to opening deficit the balance of deferred financing costs. No further costs were incurred during the period ended December 31, 2007. Under US GAAP, these costs continue to be deferred in “Other Assets” and amortized over the term of the respective debt.

g) Recent accounting developments

In December 2007, the FASB issued Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires that all changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently as equity transactions. It also requires that any gain or loss on the deconsolidation of the subsidiary to be measured using the fair value of any non-controlling equity investment rather than the carrying amount of that retained investment. This Statement requires expanded presentation and disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the non-controlling owners of a subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of this statement on its results of operations and financial position.

In December 2007, the FASB issued Statement No. 141R, “Business Combinations” (“SFAS 141R”). SFAS 141R retains the fundamental requirements in SFAS 141, “Business Combinations”, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination, The Statement makes a number of changes however to how the acquisition method is applied, such as measuring the assets acquired, the liabilities assumed, and any non-controlling interest at their fair values; recognizing assets acquired and liabilities assumed arising from contingencies; recognizing contingent consideration at the acquisition date, measured at its fair value; and recognizing a gain in the event of a bargain purchase (i.e. negative goodwill). SFAS 141R will be applied prospectively for business combinations for which the acquisition date is on or after the beginning of fiscal years beginning after December 15, 2008, and in the case of post-acquisition tax adjustments, for all business combinations, regardless of the acquisition date.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS 159 permits all companies to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The decision to elect the fair value option may be applied on an instrument by instrument basis, with a few exceptions, is irrevocable, unless a new election date occurs, and is applied to entire instruments only, not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 1, 2007. For example, SFAS 159 would allow the Company to change the way it accounts for certain investments from the equity method (where its record its proportional interest in the operations of an investee) to a method that would base its income on a change in the fair value of the investment. The Company has not yet determined whether it will make this election to change the accounting basis of any of its eligible assets or liabilities.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides enhanced guidance for determining the fair value of assets and liabilities. SFAS 157 also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007 as it is applied to financial assets and liabilities and for fiscal years beginning after November 15, 2008 as it is applied to non-financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Under the guidance of SFAS 157, the

Abitibi-Consolidated Inc.

Notes to Consolidated Financial Statements

Years ended December 31, 2007, 2006 and 2005

In millions of Canadian dollars, unless otherwise noted

valuation of liabilities assumes that the credit risk of the liability is the same before and after the transfer. Although the Company is still determining which of the valuations used in its financial statements will be affected by this guidance, it has identified that the liability for the fair value of interest rate swaps is one of them. These instruments are carried in the balance sheet at fair value, which has previously been based on the amount for which they could be settled with the counterparty. Under the guidance of SFAS 157, beginning in 2008, their valuation will also consider the credit risk of the Company, resulting in the liability being recorded at an amount different than its settlement value. The Company has not yet determined the amount of this difference.